Exhibit 2.1

Certain schedules in this Exhibit 2.1 have been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

AUTOBYTEL INC.

and

AUTONATION, INC. and
AUTONATIONDIRECT.COM, INC.

____________________________

Effective January 13, 2014
____________________________

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT ("Agreement") is made and entered into as of January 13, 2014 ("Effective Date") by and among Autobytel Inc., a Delaware corporation (the "Purchaser"), AutoNation, Inc., a Delaware corporation ("Seller Parent"), and AutoNationDirect.com, Inc., a Delaware corporation and wholly-owned subsidiary of Seller Parent ("Seller").  Seller Parent and Seller are hereinafter referred to together as "Seller Parties" and sometimes individually as a "Seller Party".  The Purchaser and Seller Parties are hereinafter referred to collectively as the "Parties" and sometimes each individually as a "Party."

BACKGROUND
Seller Parent indirectly owns all the issued and outstanding shares of capital stock of Seller, and Seller owns all the issued and outstanding membership interests (the "Membership Interests") of AutoUSA, LLC, a newly-formed Delaware limited liability company (the "Company"). Immediately prior to the sale of the Membership Interests to Purchaser, subject to the terms and conditions of this Agreement, Seller or its Affiliates will contribute to the Company (i) all of the assets (other than the Excluded Assets (as defined below)) of Seller used in the operation of the Business (as defined below), and (ii) certain liabilities and other obligations associated with the Business.  Seller will not contribute to the Company, and shall retain, all its assets, liabilities and other obligations associated with its operations and businesses other than the Business, and also shall retain the Excluded Assets associated with the Business.
Upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from Seller, the Membership Interests.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the Parties, intending to be legally bound, do hereby agree as follows:
ARTICLE 1
DEFINITIONS AND CONVENTIONS
1.1       Certain Definitions.  As used in this Agreement, the following defined terms shall have the meanings ascribed below:
"Accounts Receivable" means all billed and unbilled trade accounts receivable and other rights to receive payments from any Person, and all rights, claims or remedies related to any of the foregoing.

"Action" means any action, litigation, lawsuit, arbitration or other proceeding brought or heard by or before any Governmental Body.

"Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, more than 50% of the voting capital shares or other voting equity interests or securities of such

Person, and (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person.  For the purpose of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

"Agreed Upon Closing Working Capital Calculation Principles" means the accounting and other principles, practices and methodologies set forth in the Preliminary Closing Working Capital Schedule which have been agreed upon by the Parties for purposes of calculating the Preliminary Closing Working Capital and the Final Closing Working Capital.

"Agreement" means this Membership Interest Purchase Agreement and all exhibits, schedules and other attachments hereto, as the same may be amended from time to time in accordance with the terms hereof.

"Arbitration Organization" means the Judicial Arbitration and Mediation Service.

"Arbitration Venue" means New Castle County, Delaware.

"Assumed Contracts" means only those Business Contracts listed on the Assumed Contracts, Liabilities and Obligations Schedule.

"Assumed Contracts, Liabilities and Obligations Schedule" means Exhibit B attached hereto.

"Assumed Liabilities and Obligations" means only those Liabilities and other obligations of the Business listed on the Assumed Contracts, Liabilities and Obligations Schedule.

"Business" means the following business as conducted by Seller immediately prior to the Contribution: (i) serving as a lead aggregator purchasing Consumer Leads from third parties (who generate the Consumer Leads on the internet) and reselling such Consumer Leads directly to Kia Motors and directly to new and used automotive vehicle dealers; and (ii) reselling the following third party products and services to automotive dealers: Kelley Blue Book LeadDriver, Payment Pro and Show Pro.

"Business Accounts Receivable" means Accounts Receivable of Seller or Seller Parent relating solely to the Business.

"Business Contracts" means the Business Intellectual Property Contracts, all other Contracts required to be identified in any schedule to this Agreement, including in Section 3.17(a) of the Disclosure Schedule, and all other Contracts related solely to the Business (and "Business Contract" means any one of them individually).

"Business Day" means any day, other than a Saturday, Sunday or a day on which banks located in the State of California, USA are authorized or required by Law to close.

"Business Employees" means the full and part-time (if any) employees of Seller dedicated or allocated to the Business listed on Section 3.19(a) of the Disclosure Schedule and no other employees of Seller or Seller Parent.

"Business Employees Severance Arrangements Schedule" means Exhibit H attached hereto, which sets forth certain obligations of Purchaser (i) to reimburse to the Seller Parties the severance payments set forth on such schedule to certain Business Employees who do not become Transferred Business Employees; and (ii) to pay to certain Transferred Business Employees only the severance payments set forth on such schedule upon expiration of their temporary employment by Purchaser.

"Business Governmental Authorizations" means all Governmental Authorizations required to conduct the Business.

"Business Intellectual Property" means all Intellectual Property used or held for use solely by or solely in connection with the operation of the Business, other than the Co-Owned Software.

"Business Records" means all books, records, data and information, in any form, solely to the extent related to or concerning the Business or the Contributed Assets, in the possession of Seller Parties, consisting of (i) all supplier and vendor lists, records, files and information of the Business, (ii) all personnel records of Transferred Business Employees, and (iii) all marketing and promotional materials used in the Business, whether in electronic or paper form, including advertising materials, product data, price lists, sales materials, market research and other such materials solely related to the Business.

"Business Relationships" means all accounts and relationships with any Persons who pay Seller (solely with respect to the Business), or from whom Seller (with respect to the Business) derives any revenues, and other Persons having business dealings with Seller (solely with respect to the Business), but not including Seller Parent or any Seller Parent Subsidiary.

"Business Tangible Personal Property" means all Tangible Personal Property of Seller or Seller Parent used solely in the operation of the Business wherever located and whether or not carried on the books of Seller or Seller Parent.

"Business Trade Secret Information" means know-how, trade secrets, confidential information, customer lists, data, databases and technical information related solely to the Business.

"Business Trademarks" means all trademarks, trade names and service marks related solely to the Business.

"Closing Schedule" means Exhibit C attached hereto.

"Closing Working Capital" means the result of subtracting the aggregate amount of the current Liabilities of the Business as of the Closing Date (as of immediately before the Closing) that are included in the Assumed Liabilities and Obligations from the aggregate amount of the current assets of the Business as of the Closing Date that are included in the Contributed Assets, all as determined in accordance with the Agreed Upon Working Capital Calculation Principles.

"Code" means the Internal Revenue Code of 1986, as amended, or any successor Law, and the rules and regulations issued by the IRS pursuant thereto or to any successor Law.

"Consent" means any approval, consent, permission, ratification, waiver or other authorization of any Person (including any Governmental Body).

"Consumer Leads" means contact information for a consumer(s) with an expressed interest in purchasing or leasing a new or used vehicle.

"Contract" means any legally binding agreement, contract, obligation, note, bond, mortgage, undertaking, indenture, purchase order, sales order, instrument, lease, franchise, license, understanding, arrangement, commitment or undertaking, whether written or oral, or express or implied, and in each case, including all amendments thereto.

"Contributed Accounts Receivable" means all Business Accounts Receivable which are contributed to the Company in the Contribution immediately prior to the Closing.

"Contributed Assets" means all of the assets, rights, privileges, interests and properties, of every type and description, owned, leased, used or held for use by Seller solely in connection with the Business, which are contributed to the Company immediately prior to the Closing, as listed on the Contributed Assets Schedule.

"Contributed Assets Schedule" means Exhibit A attached hereto.

"Contribution" means the contribution, transfer and assignment of the Business, Contributed Assets, Assumed Contracts, and Assumed Liabilities and Obligations from Seller to the Company as contemplated by Section 2.1 of this Agreement.

"Convertible Debt" means convertible debt in the amount of One Million Dollars ($1,000,000.00) payable by Purchaser to Seller and represented by the Convertible Note.

"Convertible Note" means the Convertible Subordinated Promissory Note in the form of Exhibit I attached hereto that has been executed by Purchaser and delivered to Seller at the Closing.

"Co-Owned Software" means the software listed on Exhibit A-1 to the Contributed Assets Schedule and all related source codes and documentation.

"Current Fiscal Year" means the year ending December 31, 2014.

"Disclosure Schedule" means Exhibit D attached hereto.

"EEOC" means the United States Equal Employment Opportunity Commission.

"Employee Benefit and Compensation Plans and Arrangements" means collectively, all "employee benefit plans" within the meaning of Section 3(3) of ERISA (including multiemployer plans within the meaning of Section 3(37) of ERISA), and other compensation and benefit plans or arrangements, including all pension, profit sharing, stock purchase, stock option, hourly pay, salary, severance, employment, retention, change-in-control, fringe benefit, vacation, sick time, leave, collective bargaining, bonus, incentive, deferred compensation, commission, employee loan and other employee benefit plans (including health, medical, dental and similar benefit plans), programs, Contracts and other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, established by Seller, Seller Parent or any of their respective Affiliates or Predecessors.

"Encumbrance" means any mortgage, charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal, right of first option, easement, right-of-way, encroachment or restriction or adverse interest of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership and including any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, and including any lien or charge arising by statute or other Laws or which secures the payment of a debt (including any Taxes due and payable) or the performance of an obligation.

"Environment" means all air, surface waters, groundwater or land, including soil, land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

"Environmental Law" means any and all Laws relating to the protection of health or the Environment, or worker health and safety, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, whether now existing or subsequently amended or enacted, including: the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. ("CERCLA"); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and the state analogies thereto, all as amended or superseded from time to time.

"Environmental Permit" means any Governmental Authorizations under or in connection with any Environmental Law and includes any and all Orders or Contracts issued or entered into by or with a Governmental Body under any Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any trade or business, whether or not incorporated, under common control with a Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code.

"Excluded Assets" means all assets of Seller other than the Contributed Assets, including those assets of Seller listed on the Excluded Assets Schedule, and all assets of Seller Parent.

"Excluded Assets Schedule" means Exhibit F attached hereto.

"Excluded Contracts" means all Contracts to which Seller, Seller Parent, or any Affiliate thereof is a party or bound, other than the Assumed Contracts.

"Excluded Liabilities and Obligations" means all Liabilities and other obligations of Seller, Seller Parent or any of their respective Predecessors or Affiliates, other than the Assumed Liabilities and Obligations. The Excluded Liabilities and Obligations include, without limitation, those Liabilities and obligations of Seller, Seller Parent or any of their respective Predecessors or Affiliates listed on the Excluded Liabilities and Obligations Schedule.

"Excluded Liabilities and Obligations Schedule" means Exhibit G attached hereto.

"Federal Funds Rate" means for each day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day by federal funds brokers, computed and released by the Federal Reserve Bank of New York (or any successor).  Any change in the Federal Funds Rate shall be effective immediately without notice or demand of any kind.

"Financial Statements" means (i) the unaudited financial statements of the Business consisting of the balance sheets of the Business as of December 31, 2011, 2012 and 2013 and the related statements of income for each of the years then ended; (ii) unaudited financial statements consisting of the balance sheet of the Business as of November 30, 2013 and the related statements of income for the eleven-month period then ended; and (iii) the Monthly Trial Balances.

"GAAP" means generally accepted accounting principles for financial reporting in the United States as in effect from time to time, applied consistently with past practice.

"Governmental Authorization" means any Consent, permit, license, Order or other authorization issued, granted, given or otherwise made available by or under the authority, or any requirement, of any Governmental Body or pursuant to any Laws, including Environmental Permits.

"Governmental Body" means any:  (a) nation, state, county, city, town, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; (e) stock exchange or quotation service; (f) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; (g) arbitrator or mediator; or (h) any official or authorized representative of any of the foregoing.

"Hazardous Material" means any waste, substance or material that is classified or otherwise characterized under or pursuant to any Environmental Law as "hazardous," "toxic," "pollutant," "contaminant," "radioactive" or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, medical waste and urea formaldehyde insulation and any other substance or material that is regulated and could result in liability under any Environmental Law.

"Indebtedness" means all (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, notes or similar instruments, (c) guarantees of indebtedness of others or other commitments, obligations or undertakings to pay any obligations of others or to assure any creditor against loss, (d) obligations upon which interest charges are customarily paid, (e) capitalized lease obligations, (f) obligations under conditional sale or other title retention agreements, (g) obligations issued or assumed as the deferred purchase price of property or services, (h) obligations secured by any Encumbrance on property or assets, and (i) all accrued and unpaid interest and penalties on any of the foregoing (including prepayment penalties), and all costs, expenses and other charges included in any of the foregoing.

"Indemnification Basket Amount" means Fifty Thousand Dollars ($50,000.00).

"Indemnification Cap Amount" means Three Million Dollars ($3,000,000.00).

"Indemnification Period" means the period commencing on the Closing Date and ending on the eighteen (18) month anniversary of the Closing Date.

"Independent Accountant" means Grant Thornton LLP.

"Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and other indications of origin, and all domain names and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith in any jurisdiction; (c) all copyrights and works of authorship (whether copyrightable or not), and all applications, registrations and renewals in connection therewith in any jurisdiction; (d) all mask works and all applications, registrations, and renewals in connection therewith in any jurisdiction; (e) all Business Trade

Secret Information; (f) all Software; (g) all websites, website content and domain names (including registrations thereof); (h) short codes (including registrations thereof); (i) all other intellectual property and/or proprietary rights; and (j) all tangible embodiments of any of the foregoing (in whatever form or medium), including all copies thereof.

"IRS" means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

"Knowledge" (and any derivations thereof) of Seller respecting a particular matter means (i) the actual knowledge, after reasonable inquiry internally within Seller Parent and Seller, of Phil Dupree and Coleman Edmunds regarding such matter and (ii) the actual knowledge of any other officer or director of Seller regarding such matter.

"Laws" means any federal, state, local, municipal, foreign, international, multinational or other order, constitution, law, ordinance, principle of common law, regulation, statute, rule, treaty or Order.

"Leads, Website and Mobile Products Amendment" means the Leads, Website and Mobile Products Amendment to that certain Dealer Select Program Agreement dated as of November 11, 2010 by and between Seller and Purchaser in form and substance acceptable to Purchaser and the Seller that has been executed and delivered by Seller and Purchaser at the Closing.

"Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, nature, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

"Material Adverse Effect" means any material adverse change in, or effect on, (a) the assets, financial condition or results of operations of either of the Company or the Business, or (b) the ability of either Seller Party to consummate timely the Transactions, other than any effect resulting from, relating to or arising out of:  (i) any changes or events affecting the economy in general; provided, such changes do not have a disproportionate impact on either the Company or the Business; (ii) any changes or events affecting the industry and markets in which the Business generally operates; provided, such changes do not have a disproportionate impact on either the Company or the Business; (iii) acts of war, sabotage or terrorism, or changes in political conditions; (iv) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events; (v) changes in Laws or GAAP; or (vi) any failure by the Business to meet any internal projections or forecasts or estimates of revenues or earnings for any period (including as a result of the termination or expiration without renewal of any Assumed Contracts).

"Monthly Trial Balances" means the unaudited trial balances of the Business as at the last day of each calendar month during the period commencing January 1, 2013 and ending December 31, 2013.

"Most Recent Balance Sheet" means the unaudited balance sheet of the Business as at December 31, 2013.

"Most Recent Fiscal Year" means the year ended as of the Most Recent Fiscal Year End.

"Most Recent Fiscal Year End" means December 31, 2013.

"Off-the-Shelf Software" means commercially available computer Software licensed non-exclusively under "shrink wrap" or other comparable standard form licenses.

"Order" means any judgment, decision, order, injunction, decree, award or writ of any Governmental Body.

"Ordinary Course of Business" means an action taken by a Person with respect to the Business that is consistent with past practices of the Business and is similar in nature and magnitude to actions taken in normal day-to-day operations of the Business consistent with past practices and was not taken in contemplation of any of the Transactions.

"Permitted Encumbrances" means liens for Taxes not yet due and payable.

"Person" means any natural person, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity, or a Governmental Body.

                       "Personal Information" means any financial or other nonpublic personal information about or relating to any individual that is received, generated, collected or processed by either Seller Party with respect to the Business, regardless of the medium involved (e.g., paper, electronic, video, audio).

"Predecessor" means any Person whose Liabilities, including Tax Liabilities, have been retained or assumed by either Seller Party, or to which either Seller Party is otherwise the successor, either contractually or by operation of Law.

"Preliminary Closing Working Capital" means the Closing Working Capital estimated by the Parties for purposes of the Closing, which amount is Seven Hundred Seven Thousand Six Hundred Twenty-Two Dollars ($707,622.00).

"Preliminary Closing Working Capital Adjustment" means the difference between the Preliminary Closing Working Capital and the Target Closing Working Capital, which amount is Forty-Three Thousand Six Hundred Ninety-Nine Dollars ($43,699.00).

"Preliminary Closing Working Capital Schedule" means Exhibit E attached hereto, which exhibit includes a good faith calculation of the Preliminary Closing Working Capital and the Preliminary Closing Working Capital Adjustment in accordance with the Agreed Upon Closing Working Capital Principles.

"Purchaser Common Stock" means Purchaser's common stock, $0.001 par value per share.

"Real Property" means land, buildings and facilities, and the improvements and fixtures attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating thereto.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

"Restricted Period" means the period commencing on the Closing Date and ending on the third annual anniversary of the Closing Date, subject to reduction of the Restricted Period to two (2) years as provided in Section 5.4(a).

"Seller Parent Subsidiary" means (a) each corporation, partnership, trust, limited liability company or other entity that Seller Parent, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, more than 50% of the voting capital shares or other voting equity interests or securities of such Person, and (b) each corporation, partnership, trust, limited liability company or other entity that Seller Parent controls.  For the purpose of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

"Shareholder Agreement" means the Shareholder Registration Rights Agreement in the form of Exhibit K attached hereto that has been executed and delivered by Purchaser and Seller at the Closing.

"Software" means all computer software and subsequent versions thereof, including source, object, executable, or binary codes, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith, but excluding all Off-the-Shelf Software.

"Tangible Personal Property" means any machinery, equipment, computers, furniture, tools, supplies, inventory, motor vehicles and other tangible personal property, including all attachments and accessories to, and replacements of, any of the foregoing (and any parts or components thereof), and all express or implied warranties of, and rights against all, manufacturers, suppliers, lessors or licensors of any of the foregoing (or any parts or components thereof).

"Target Closing Working Capital" means a Closing Working Capital of Six Hundred Sixty-Three Thousand Nine Hundred Twenty-Three Dollars ($663,923.00).

                                  "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, occupation, sales, use, excise, severance, stamp, occupancy, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, net proceeds, turnover, transfer, withholding, social security or similar, unemployment, disability, greenmail, real and personal property (tangible and intangible), production, registration, value added, alternative or add-on minimum, or other similar taxes, or other taxes, customs duties or escheat obligations, together with any interest, penalties or additions to tax relating thereto, and including an obligation to indemnify or assume or otherwise succeed to or otherwise be liable for the tax liability of any other Person (including any Predecessor) as a transferee or successor or otherwise.

"Tax Authority" means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative or other Person that is acting for, on behalf or as a part of any Governmental Body that is engaged in and has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax or Tax Return.

"Tax Return" means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any attachment or amendment to any of the  foregoing (including any consolidated, combined or unitary return) submitted or required to be filed with respect to Taxes and any claims for refund of Taxes paid.

"Transaction Documents" means this Agreement, the Transition Services and Arrangements Agreement, the Convertible Note, the Warrant, the Shareholder Agreement, the Leads, Website and Mobile Products Amendment and the other agreements, certificates, documents or instruments contemplated by and executed pursuant to or in connection with this Agreement.

"Transactions" means the transactions contemplated by this Agreement, including the Contribution and the actions on the Closing Schedule.

"Transferred Business Employees" means any Business Employee who: (i) as of the Closing Date is offered employment by Purchaser; (ii) accepts such offer of employment prior to the deadline time on the Closing Effective Date established by Purchaser for acceptance of Purchaser's offer of employment; and (iii) commences employment with Purchaser on the Closing Effective Date.

"Transition Services and Arrangements Agreement" means the Transition Services and Arrangements Agreement in form and substance acceptable to Purchaser and the Seller Parties that has been executed and delivered by Purchaser and Seller at the Closing.

"Valuation Consultant" means Strategic Equity Group.

"WARN" means the federal Worker Adjustment and Retraining Notification Act or any similar state or local laws, rules or regulations.

"Warrant" means the Warrant in the form of Exhibit J attached hereto that has been executed by Purchaser and delivered to Seller at the Closing.

1.2            Other Definitions.  In addition to terms otherwise defined in this Agreement, each of the following terms is defined in the Section set forth opposite such term:
Term	Section
"A/R Reserve Amount"	2.5(b)
"Business Intellectual Property Contracts"	3.16(c)
"Business Licensed Intellectual Property"	3.16(b)
"Business Owned Intellectual Property"	3.16(a)
"Business Products and Services"	3.16(i)
"Business Warranties"	3.16(i)
"Closing"	2.4
"Closing Balance Sheet"	2.5(b)
"Closing Date"	2.4
"Closing Effective Date"	2.4
"Closing Effective Time"	2.4
"Closing Working Capital Disputed Item"	2.5(c)
"Closing Working Capital Dispute Notice"	2.5(c)
"Closing Working Capital Dispute Resolution Period"	2.5(d)
"Closing Working Capital Statement"	2.5(b)
"COBRA"	3.20(d)
"Confidential Material"	5.3(a)
"Contribution Effective Time"	2.1(a)
"Damages"	6.1
"Final Closing Working Capital Statement"	2.5(f)
"Indemnified Party"	6.3
"Indemnifying Party"	6.3
"Material Business Relationships"	3.18(a)
"Material Business Suppliers"	3.18(b)
"Nonassignable Contract"	5.8
"Party" or "Parties"	Preamble
"Purchase Consideration"	2.3(a)
"Purchase Consideration Allocation"	2.8
"Purchaser"	Preamble
"Purchaser Indemnitees"	6.1
"Seller" or "Seller Parties"	Preamble
"Seller Governmental Authorizations"	3.8(b)
"Seller Indemnitees"	6.2
"Unresolved Closing Working Capital Disputed Items"	2.5(e)

1.3              Construction.
(a)            Except as otherwise provided or if the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular as well as the masculine, feminine and neuter genders, (ii) the terms "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," (iii) the word "or" shall be inclusive and not exclusive, (iv) all references to Articles, Sections, subsections, preambles or recitals, refer to the articles, sections, subsections, preamble and recitals of this Agreement, and all references to schedules refer to the schedules attached to this Agreement or delivered with this Agreement, as appropriate, and all references to exhibits refer to the exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (v) the terms "hereunder," "hereof," "hereto,"  and words of similar import shall unless otherwise stated be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof, (vi) all references to time periods used in this Agreement shall mean calendar periods and all references to any period of days shall be deemed to be the relevant number of calendar days unless the reference specifically says Business Days, (vii) the terms "dollars" or "$" means United States dollars, (viii) the term "cash" means dollars in immediately available funds, (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified through the date hereof in accordance with the terms thereof and includes all addenda, exhibits and disclosure schedules thereto, (x) any reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and (xi) any reference to any Governmental Body includes any designee thereof or successor thereto.  Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
              (b)  The Parties have jointly participated in the negotiating and drafting of the Transaction Documents.  In the event that an ambiguity or a question of intent or interpretation arises, the Transaction Documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of the Transaction Documents.

ARTICLE 2
 CONTRIBUTION AND PURCHASE AND SALE
2.1            Contribution.
(a)            Effective as of immediately prior to the Closing ("Contribution Effective Time"), Seller shall contribute, transfer, convey, assign and deliver to the Company good, valid and marketable title to all the Contributed Assets, free and clear of all Encumbrances other than Permitted Encumbrances. Seller and Seller Parent shall retain all their respective rights, title and interests in and to the Excluded Assets from and after the Contribution Effective Time.
(b)            Effective as of the Contribution Effective Time, the Seller shall assign to the Company and the Company shall assume the Assumed Contracts.
(c)            Effective as of the Contribution Effective Time, the Company shall assume only the Assumed Liabilities and Obligations.  All Liabilities and other obligations of Seller, Seller Parent, or any of their respective Affiliates or Predecessors which are not included in the Assumed Liabilities and Obligations shall be Excluded Liabilities and Obligations and shall not be assumed by or transferred to the Company.
(d)            EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 2.1 WITH RESPECT TO THE ASSUMED LIABILITIES AND OBLIGATIONS AND OBLIGATIONS UNDER THE ASSUMED CONTRACTS, AND REGARDLESS OF ANY DISCLOSURES MADE IN ANY OF THE TRANSACTION DOCUMENTS OR  OTHERWISE, NEITHER THE COMPANY NOR THE PURCHASER SHALL ASSUME, OR AGREE TO PAY, DISCHARGE OR PERFORM, AS THE CASE MAY BE, BY VIRTUE OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS OR BY VIRTUE OF ANY OTHER REASON, AND NEITHER THE COMPANY NOR PURCHASER SHALL HAVE ANY LIABILITY FOR, ANY LIABILITIES OR OBLIGATIONS OF THE SELLER OR SELLER PARENT OR ANY OF THEIR RESPECTIVE PREDECESSORS OR AFFILIATES OF ANY KIND, CHARACTER OR DESCRIPTION WHATSOEVER, WHETHER RELATED TO THE BUSINESS OR THE CONTRIBUTED ASSETS OR ANY BUSINESS EMPLOYEES, ALL OF WHICH SHALL BE AND REMAIN THE LIABILITIES AND OBLIGATIONS OF SELLER, SELLER PARENT AND THEIR RESPECTIVE AFFILIATES AND PREDECESSORS, AS APPLICABLE. ANY LIABILITY OR OBLIGATION OF SELLER, SELLER PARENT OR THEIR RESPECTIVE AFFILIATES AND PREDECESSORS NOT CONSTITUTING ASSUMED LIABILITIES AND OBLIGATIONS SHALL CONSTITUTE EXCLUDED LIABILITIES AND OBLIGATIONS, AND SELLER AND SELLER PARENT SHALL BE SOLELY LIABLE AND RESPONSIBLE THEREFOR.

2.2            Purchase and Sale of the Membership Interests. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Membership Interests to Purchaser, and Purchaser will purchase the Membership Interests from Seller.
2.3            Purchase Consideration.
(a)            The consideration to be paid to Seller for the Membership Interests (the "Purchase Consideration") shall consist of the following components:
(i)            Cash in the amount of Ten Million Dollars ($10,000,000.00) ("Cash Component"), as adjusted for the Closing Working Capital Adjustment pursuant to Section 2.5.  The Cash Component, as adjusted for the Preliminary Closing Working Capital Adjustment, is hereinafter referred to as the "Cash Component Closing Payment"); plus
(ii)            the Convertible Debt; plus
(iii)            the Warrant.
(b)            The Parties acknowledge and agree that the Purchase Consideration represents fair consideration and reasonable equivalent value for the Membership Interests, and the covenants and agreements set forth in this Agreement and the other Transaction Documents, which consideration was agreed upon as a result of arms-length, good-faith negotiations among the Parties and their respective representatives.
2.4            The Closing.  The closing of the Transactions (the "Closing") will take place remotely via the electronic exchange of executed documents by the Parties on the Effective Date.  The actual date of the Closing is referred to as the "Closing Date."  The Closing of the Transactions shall be effective for all purposes as of 12:01 a.m. Eastern Time ("Closing Effective Time") on the day immediately following the Closing Date ("Closing Effective Date").  At the Closing the respective Parties shall take the actions and shall deliver to the other Parties the items listed on the Closing Schedule.
2.5            Closing Working Capital Adjustment.
(a)            At least two (2) Business Days prior to the Closing, Seller prepared and delivered to Purchaser the Preliminary Closing Working Capital Statement, which reflects the Preliminary Closing Working Capital and the Preliminary Closing Working Capital Adjustment.
(b)            No later than the second Business Day following the ninetieth (90th) day after the Closing Date, Purchaser shall prepare and deliver to Seller a statement ("Closing Working Capital Statement") consisting of an internally prepared unaudited consolidated balance sheet of the Business as of the Closing Date ("Closing Balance Sheet") and a good faith calculation of the Closing Working Capital, in each case in accordance with the Agreed Upon Closing Working Capital Calculation Principles. The Closing Working Capital Statement shall identify the amount of the Contributed Accounts Receivable which have not been collected (net of the reserve for uncollectible accounts as of the Closing (the "A/R Reserve Amount")) as of the ninetieth (90th) day after the Closing ("Uncollected Contributed Accounts Receivable Amount"),

along with a breakdown of the individual uncollected Contributed Accounts Receivable ("Uncollected Contributed Accounts Receivable"). The Uncollected Contributed Accounts Receivable Amount shall be deducted in full from the Accounts Receivable amount reflected on the Closing Working Capital Statement and the corresponding Uncollected Contributed Accounts Receivable shall be transferred to Seller in accordance with Section 5.5; provided, however, notwithstanding anything in this Agreement to the contrary, the Purchaser shall have the option to retain any such Uncollected Contributed Accounts Receivable, in which case the corresponding Uncollected Contributed Accounts Receivable Amount shall not be deducted from the Accounts Receivable amount reflected on the Closing Working Capital Statement and Seller shall have no further liability therefor.  In the event that the A/R Reserve Amount exceeds the amount of the Contributed Accounts Receivable which have not been collected as of the ninetieth (90th) day after the Closing, then such excess amount shall be added (as a separate line item) to the "current assets of the Business" for purposes of calculating the Closing Working Capital.
(c)            The Closing Working Capital Statement shall become final, binding and conclusive upon, and non-appealable by, the Parties on the thirtieth (30th) day after the receipt by Seller of the Closing Working Capital Statement, unless before such thirtieth (30th) day Seller, reasonably and in good faith, delivers to Purchaser a written notice ("Closing Working Capital Dispute Notice") stating that Seller believes the Closing Working Capital Statement contains mathematical or other errors or the Closing Balance Sheet was not prepared in accordance with the Agreed Upon Closing Working Capital Calculation Principles, and specifying in reasonable detail each item that Seller disputes (each, a "Closing Working Capital Disputed Item"), the amount in dispute for each Closing Working Capital Disputed Item and the reasons supporting Seller's position.  Seller shall be deemed to have finally and conclusively agreed with all other items and amounts contained in the Closing Working Capital Statement which are not Closing Working Capital Disputed Items.
(d)            If Seller delivers a Closing Working Capital Dispute Notice before the thirtieth (30th) day after Seller's receipt of the Closing Working Capital Statement, then the Parties shall seek in good faith to resolve the Closing Working Capital Disputed Items during the thirty (30)-day period beginning on the date Purchaser receives the Closing Working Capital Dispute Notice ("Closing Working Capital Dispute Resolution Period").  If the Parties reach agreement with respect to any Closing Working Capital Disputed Items, the Parties shall revise the Closing Working Capital Statement to reflect such agreement and the Closing Working Capital Statement, as so revised, shall become final, binding and conclusive upon, and non-appealable by, the Parties, except to the extent of any unresolved Closing Working Capital Disputed Items.
(e)            If the Parties are unable to resolve all of the Closing Working Capital Disputed Items during the Closing Working Capital Dispute Resolution Period, then the Parties shall jointly engage and submit the unresolved Closing Working Capital Disputed Items ("Unresolved Closing Working Capital Disputed Items") to the Independent Accountant, provided that if the Independent Accountant does not accept such appointment within ten (10) days after the end of the Closing Working Capital Dispute Resolution Period, then any Party may request the Arbitration Organization to appoint as the Independent Accountant a partner in the office of a nationally recognized independent registered public accounting firm located in the

Arbitration Venue that has not had a material relationship with the Purchaser (or its Affiliates) or Seller (or its Affiliates) within the preceding two (2) years, and such appointment shall be final, binding and conclusive on, and non-appealable by, the Parties.  The Independent Accountant shall act as an arbitrator to determine, based solely on written submissions by Purchaser and Seller and not by independent review, only the Unresolved Closing Working Capital Disputed Items still in dispute and shall be limited to those adjustments, if any, required to be made for the Closing Working Capital Statement to comply with the provisions of this Agreement (and the Independent Accountant may not ascribe to any item a value greater than the greatest value ascribed by Purchaser, on the one hand, or Seller, on the other hand, or less than the lowest value ascribed by Purchaser, on the one hand, or Seller, on the other hand).  The Parties shall use commercially reasonable efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Closing Working Capital Disputed Items within thirty (30) days after such items are submitted for review.  The Independent Accountant shall make a determination with respect to the Unresolved Closing Working Capital Disputed Items only and in a manner consistent with this Section 2.5(e) and the Agreed Upon Closing Working Capital Calculation Principles, and in no event shall the Independent Accountant's determination of the Unresolved Closing Working Capital Disputed Items be for an amount that is outside the range of Purchaser's and Seller's disagreement. Each Party shall use commercially reasonable efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Closing Working Capital Disputed Items as the Independent Accountant may reasonably request.  The determination of the Independent Accountant shall be final, binding and conclusive upon, and non-appealable by, the Parties absent fraud or manifest error, and the Parties shall revise the Closing Working Capital Statement (including the Closing Balance Sheet) to reflect such determination upon receipt thereof.  The fees, expenses and costs of the Independent Accountant shall be allocated between Purchaser, on the one hand, and Seller, on the other hand, as follows:  (i) Seller shall pay a portion of such fees and expenses, the amount of which shall be calculated by multiplying the total amount of such fees and expenses by a fraction, the numerator of which is the aggregate amount of the Unresolved Working Capital Disputed Items submitted to the Independent Accountant that are resolved in favor of Purchaser, and the denominator of which is the total amount of the Unresolved Working Capital Disputed Items submitted to the Independent Accountant (as determined by the Independent Accountant); and (ii) Purchaser shall pay the portion of the fees and expenses of the Independent Accountant that Seller is not required to pay hereunder.
(f)            The Closing Working Capital Statement, as it is finally determined pursuant to this Section 2.5 is referred to herein as the "Final Closing Working Capital Statement."
(g)            If the amount of the Closing Working Capital shown in the Final Closing Working Capital Statement ("Final Closing Working Capital") is:
(A)            greater than the amount of the Preliminary Closing Working Capital, the Purchaser shall pay or cause to be paid to Seller an aggregate dollar amount equal to the amount by which the amount of the Final Closing Working Capital exceeds the amount of the Preliminary Closing Working Capital, plus interest on such amount at the Federal Funds Rate then in effect from the Closing Date through the date of payment; or

(B)            less than the amount of the Preliminary Closing Working Capital, Seller shall pay or cause to be paid to the Purchaser an aggregate dollar amount equal to the amount by which the amount of the Final Closing Working Capital is less than the amount of the Preliminary Closing Working Capital, plus interest on such amount at the Federal Funds Rate then in effect from the Closing Date through the date of payment; or
(C)            the same as the amount of the Preliminary Closing Working Capital, there shall be no further Closing Working Capital Adjustment to the Purchase Consideration.
(h)            Any amounts to be paid to a Party pursuant to this Section 2.5 shall be paid on or before the fifth Business Day after the determination of the Final Closing Working Capital by wire transfer of immediately available funds to an account or accounts specified by the applicable payee(s) in writing to the payor(s), or by check if no such instructions are provided before such fifth Business Day.
(i)            After determination of the Final Closing Working Capital and, if any payment is due Purchaser under this Section 2.5, upon Seller's payment of such amount due, Purchaser shall, as promptly as reasonably practicable, cause the Uncollected Contributed Accounts Receivable to be transferred to Seller.   Seller may thereafter take any and all actions it deems appropriate, in its sole discretion, to collect the Uncollected Contributed Accounts Receivable.
2.6            Transfer Taxes and Fees.  Seller and Purchaser shall each be responsible for and shall timely pay one-half of all transfer, documentary, sales, use, stamp and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transactions, if any, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp and other similar Taxes and fees.
2.7            Expenses.  Except as expressly otherwise provided in this Agreement, each Party shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the Transactions, including fees and expenses of its own financial consultants, accountants and legal counsel.
2.8   Allocation of Purchase Consideration.  The Purchase Consideration and the Assumed Liabilities and Obligations shall be allocated among the Contributed Assets and the restrictive covenants set forth in Section 5.4 as reasonably determined jointly by Seller and Purchaser after the Final Closing Working Capital is determined and Purchaser has obtained from the Valuation Consultant a valuation of the Contributed Assets, the Assumed Liabilities and Obligations and the restrictive covenants set forth in Section 5.4 ("Purchase Consideration Allocation"). The Purchaser shall advise Seller in writing of the proposed Purchase Consideration Allocation within thirty (30) days after the Final Closing Working Capital is determined and the foregoing independent third party valuation is completed.  Following receipt of the proposed Purchase Consideration Allocation, Purchaser and Seller shall work in good faith to agree on the final

Purchase Consideration Allocation.  Any disputes regarding the Purchase Consideration Allocation which are not resolved by the Parties within thirty (30) days shall be submitted to the Independent Accountant for resolution (in accordance with and subject to the same terms as set forth in Section 2.5(e) with respect to resolution of Unresolved Closing Working Capital Disputed Items) and the Independent Accountant's determination shall be final and binding on, and non-appealable by, the Parties. Seller and the Purchaser shall prepare Internal Revenue Service Form 8594 for the taxable year that includes the Closing Date in accordance with the requirements of Section 1060 of the Code and the Purchase Consideration Allocation, and shall timely file or cause to be timely filed with the IRS such Form 8594.  Seller and the Purchaser shall prepare their respective federal, state, and local tax returns and reports employing the Purchase Consideration Allocation and shall not take a position in any Tax Proceeding or otherwise that is inconsistent with the Purchase Consideration Allocation, except that nothing contained in this Agreement shall require Seller or Purchaser to contest, beyond the exhaustion of its administrative remedies, before any Tax Authority, and Seller and Purchaser shall not be required to litigate before any court, including the United States Tax Court, any proposed deficiency or adjustment by any Tax Authority that challenges the Purchase Consideration Allocation.  Seller and the Purchaser shall give prompt notice to each other of the commencement of any Tax Proceeding or the assertion of any proposed deficiency or adjustment by any Tax Authority that challenges the Purchase Consideration Allocation.

ARTICLE 3
 REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule, which exceptions shall be specifically identified as such and deemed to be part of the representations and warranties made hereunder, knowing and intending that the Purchaser is relying on the accuracy of such representations and warranties in entering into the Transactions, the representations set forth in this Article 3 are true and complete as of the date hereof.  The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 3, and the disclosures in any section or subsection of the Disclosure Schedule do not qualify other sections and subsections of this Article 3 without specific reference or cross reference to specific disclosure made in another section or subsection or unless the disclosure in any section or subsection of the Disclosure Schedule is readily apparent as being disclosure made under another section or subsection of the Disclosure Schedule.
For the sake of clarity, all representations and warranties by Seller concerning the Business shall be, as the context requires, the operation and conduct of the Business by Seller immediately prior to the Contribution and the operation and conduct of the Business by the Company immediately following the Contribution.
3.1            Organization and Good Standing.  Each Seller Party is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.  Seller and the Company have the requisite power and lawful authority to own and hold their respective properties and conduct the Business as now operated in the States of Delaware and Florida.  Section 3.1 of the Disclosure Schedule sets forth each jurisdiction, other than the States of Delaware and Florida, in which Seller is licensed, registered or qualified to do business in connection with the operation of the Business, and Seller is duly licensed, registered or qualified to do business and is in good standing in each jurisdiction in which the operation of the Business makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.
3.2            Power and Authorization.  Each Seller Party and the Company have the requisite corporate or limited liability company power and lawful authority to enter into and to perform their respective obligations under the Transaction Documents to which each is a party and to consummate the Transactions.  The execution, delivery, and performance by each Seller Party and the Company of the Transaction Documents to which it is a party, and the consummation by each Seller Party and the Company of the Transactions, have been duly and properly authorized in accordance with applicable Laws, and no other action, corporate or otherwise, on the part of either Seller Party, the Company or any other Person is necessary to authorize the execution, delivery, and performance by each Seller Party and the Company of the Transaction Documents to which it is a party and the consummation of the Transactions, and no Person has dissenters, appraisal or similar rights under any Laws with respect to the Transactions.
3.3            Execution and Performance of Agreement; Validity and Binding Nature.  This Agreement has been duly executed and delivered by each Seller Party, and each of the other Transaction Documents to be executed and delivered by a Seller Party or the Company will, when executed and delivered by such Seller Party and the Company, be duly executed and delivered by such Seller Party and the Company, and this Agreement is, and each of the Transaction Documents, when duly executed and delivered by all parties whose execution and delivery thereof is required, shall be, the legal, valid, and binding obligations of each Seller Party and the Company, enforceable against each Seller Party and the Company in accordance with their respective terms, except to the extent that such enforceability is limited by bankruptcy, receivership, moratorium, conservatorship, or reorganization Laws or other Laws of general application affecting the rights of creditors generally or by general principles of equity.
3.4            No Conflicts/Consents.
(a)            The execution, delivery and performance by Seller Parties and the Company of the Transaction Documents to which each is a party do not and will not (with or without the passage of time or the giving of notice):
(i)            violate or conflict with any provision of (A) either Seller Party's certificate of incorporation or bylaws, or any resolution adopted by the board of directors or shareholders of any Seller Party or any Laws to which the Business or either Seller Party or any of its respective assets or properties is subject or by which any of them is bound and (B) the Company's certificate of formation or limited liability company agreement, or any resolution adopted by the board of managers or member of the Company or any Laws to which the Business or the Company or any of its assets or properties is subject or by which any of them is bound;

(ii)            except as set forth on Section 3.4(a)(ii) of the Disclosure Schedule, violate or conflict with, result in a breach of any provision of, or constitute a default, or otherwise cause any loss of any benefit under any Assumed Contract or other obligation to which either Seller Party, the Company or the Business is a party or by which any of the Contributed Assets or the Business are bound, or result in the termination or cancellation of any Assumed Contract or give rise to any rights of others (including rights of termination, foreclosure, cancellation, or acceleration), in or with respect to the Business;
(iii)            give any Governmental Body or other Person the right to challenge any Transaction Document or any aspect of the Transactions or to exercise any remedy or obtain any relief, in each case, under any Law to which the Business, the Company or either Seller Party or any of their respective assets or properties may be subject; or
(iv)            result in, require, or permit the creation or imposition of any Encumbrance upon or with respect to any of the Contributed Assets.
(b)            Section 3.4(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization, Consent or registration, notification, filing and/or declaration with, or requirement of, any Governmental Body, creditor, lessor or other Person required to be obtained, given, made or undertaken by the Company or either Seller Party in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions. Seller and Company have not obtained any of the Consents listed on Section 3.4(b) of the Disclosure Schedule.  Neither Seller Party nor the Company has received any request from any Governmental Body for information with respect to the Transactions.
3.5            Organizational Documents; Directors and Officers; Powers of Attorney.
(a)            True and complete copies of the certificate of formation and limited liability company agreement of the Company (in each case together with all amendments thereto) have been delivered to the Purchaser.  The certificate of formation and limited liability company agreement of the Company, in the form delivered to the Purchaser, are in full force and effect as of the date hereof.
(b)            Section 3.5(b) of the Disclosure Schedule contains an accurate and complete list of all of the managers and officers of the Company.
(c)            Neither the Company nor either Seller Party has given any powers of attorney or comparable delegations of authority, and no such power of attorney or comparable delegations of authority are in effect, with respect to Taxes or otherwise to any Person with respect to or that could affect the Business conducted by Seller or as conducted by the Company after the Closing for any reason.
3.6            Business Records.  All of the Business Records have been made available to the Purchaser and are complete and correct in all material respects.  All of the Business Records have been or will be delivered to the Purchaser and all right, title and interest in the Business Records shall vest in the Purchaser, free and clear of any Encumbrances, except a copy of such

Business Records may be retained by Seller to comply with any applicable Laws, including of any Tax Authority (provided that the Seller Parties acknowledge that the Business Records shall be Confidential Material of the Company as of the Contribution).  Each material transaction of the Company or either Seller Party with respect to the Business is properly and accurately recorded in the Business Records in all material respects.
3.7            Title to Assets/Sufficiency of Assets, Subsidiaries, Investments and Loans, Capitalization and Predecessors.
(a)            As of the Contribution Effective Time, the Company owns and has legal, valid and marketable title to all Contributed Assets, free and clear of any Encumbrance (except Permitted Encumbrances).  As of the Contribution Effective Time, no Affiliate of either Seller Party owns, holds or uses any assets used or held for use for the Business, except the Excluded Assets.  The Seller Parties, individually or collectively, do not have any commitment or legal obligation, absolute or contingent, to any Person other than the Purchaser to sell, assign, transfer, or effect the sale, assignment or transfer of the Business or any of the Contributed Assets, or to effect any sale, merger, consolidation, liquidation, dissolution or other reorganization of Seller, the Company or the Business, or to enter into any Contract with respect to any of the foregoing.
(b)            The Contributed Assets, together with the Excluded Assets used in the Business by Seller, constitute all tangible and intangible assets used or held for use by the Seller Parties solely in the conduct and operation of the Business.
(c)            The Company does not own or have any right to acquire, directly or indirectly, any capital stock, partnership interest, membership interest or other equity interest or security of any Person, and there is no Person in which the Company has, directly or indirectly, made any investment.  The Company is not under any obligation to acquire any securities from any Person or to make any investment, loan, cash contribution or other advance to any Person.
(d)            All of the Membership Interests are duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other Contracts to which the Company is a party relating to the issuance or sale of any securities or other interests in the Company.
(e)            No Membership Interests were issued in violation of any preemptive rights.  No preemptive rights, rights of first refusal or similar rights exist with respect to the Membership Interests, and no such rights arise or become exercisable by virtue of or in connection with the Transactions.  There are no outstanding Membership Interest appreciation rights, profit participation or other similar rights with respect to securities of the Company.  There are no voting agreements or voting trusts with respect to any of the Membership Interests.
(f)            There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Membership Interests or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.  Except for this Agreement, neither Seller, Seller Parent nor the Company is, or is obligated to become, a party to any Contract for the sale of or is otherwise obligated to sell, transfer or otherwise dispose of any Membership Interests.

(g)            Seller has no Predecessors.
3.8            Compliance with Laws.
(a)            Seller Parties and the Company currently operate, and have always operated, the Business in compliance in all material respects with all applicable Laws, including Laws with respect to the ownership or use of the assets and properties used in the operation of the Business and Laws relating to text messaging, voice communications or email communications, and neither Seller Party nor the Company has ever received any notice, Order or other communication from any Governmental Body of any alleged, actual, or potential material violation of or material failure to comply with any Law.
(b)            All Governmental Authorizations required for the operation of the Business by Seller in compliance with applicable Laws, including all Environmental Permits, are set forth in Section 3.8(b) of the Disclosure Schedule (the "Seller Governmental Authorizations").  All material Seller Governmental Authorizations are in full force and effect without any default or violation thereunder by Seller or by any other party thereto, and Seller has not received any notice of any claim or charge that Seller is or has been in violation of or in default under any Seller Governmental Authorization.  No Action is pending or, to the Knowledge of Seller, threatened by any Person that could result in the revocation of, denial of renewal of, or impairment of any Seller Governmental Authorization.  Seller has not been notified that any such Seller Governmental Authorization may not be renewed upon its expiration or that, by virtue of the Transactions, any Seller Governmental Authorization may not be granted or renewed.  No Seller Governmental Authorization expires or must be renewed sooner than March 31, 2014.
(c)            Neither the Company nor either Seller Party nor, to Seller's Knowledge, any of their respective officers, directors, managers, employees (including any Business Employees), representatives or agents or any other Person acting on behalf of the Company or the applicable Seller Party has, directly or indirectly, given or agreed to give any gift or similar benefit to any Business Relationship, customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist the Business in connection with any actual or proposed transaction) which: (i) could subject the Company, the Business or the Purchaser to any Liability or penalty in any civil, criminal or governmental Action; (ii) if not given in the past, reasonably could have had a Material Adverse Effect; or (iii) if not continued in the future, reasonably could have a Material Adverse Effect or which might subject the Company or the Purchaser to an Action or to any Liability or penalty in any Action.
3.9            Actions.  Except as set forth in Section 3.9 of the Disclosure Schedule, there are no pending Actions involving or affecting the Company or the Business (including any claims made under the Company's or a Seller Party's general liability, errors and omissions, or worker's compensation insurance policies, or by any Business Employees or former employees of the Business before the EEOC or alleging discrimination, harassment, or wrongful termination, or involving or relating to any Environmental Law), and, to the Knowledge of Seller no such Action is presently threatened or contemplated.  There are no, and during the past three (3) years have not been any, unsatisfied or outstanding Orders against, binding upon or adversely affecting the Contributed Assets or the Business.  Section 3.9 of the Disclosure

Schedule sets forth a list and an accurate summary of all Actions involving either Seller Party with respect to the Business or Business Employees that were resolved or settled during the three (3) year period immediately preceding the Effective Date (including all claims made under either under Seller Party's general liability, errors and omissions or worker's compensation insurance policies).
3.10            Financial Statements/Liabilities.
(a)            Seller has delivered to the Purchaser true and complete copies of the Financial Statements.  The Financial Statements:  (i) have been prepared from the books and records of Seller and were prepared in the Ordinary Course of Business, and (ii) present fairly in all material respects the financial position of the Business as of their respective dates, and the results of the operations of the Business as of their respective dates and for the respective periods indicated therein, provided that (1) certain costs reflected therein are based on internal allocations for selling, general and administrative services provided by Seller Parent or its subsidiaries which do not reflect actual costs of such services, (2) certain costs are not reflected at all, that would have been reflected therein had the Business operated as a stand-alone business and not as part of Seller, including but not limited to rent and utilities for facilities and common areas used in the Business, and some selling, general and administrative services such as costs for insurance, workers compensation, accounting support, payroll, tax, IT, legal and HR services, (3) the Excluded Assets of Seller Parties and furniture used in the Business, and related depreciation and amortization expenses with respect to the Excluded Assets and such furniture, to the extent used in the Business, are not reflected therein, (4) revenue includes services provided by the Business to Seller Parties which is based on internal allocations for such services and does not reflect revenue that would be earned from an unaffiliated third party, and (5) the Financial Statements lack footnotes, do not provide for line items below the operating income line (such as for income taxes or interest expense), do not contain statements of cash flow or shareholder's equity, and do not conform to GAAP in other respects.  All prepaid expenses included in the Contributed Assets and that are included as current assets in the Closing Working Capital represent payments theretofore made by Seller in the Ordinary Course of Business, the benefit and advantage of which may be obtained and enjoyed by the Company after the Closing.  The accounting books and records of the Business fairly, accurately and completely reflect the operating results and financial condition of the Business in all material respects, subject to the limitations described in clauses (1), (2), (3) and (4) above.
(b)            There is no direct or indirect Indebtedness or Liability of or affecting the Company, the Business or the Contributed Assets, except the Assumed Liabilities and Obligations, none of which is in default as to payment. Section 3.10(b) of the Disclosure Schedule sets forth a complete and accurate list of each Contract (i) to which the Company (as of the Effective Contribution Time), or either Seller Party with respect to the Business (prior to the Effective Contribution Time), is a party, or by which the Company (as of the Effective Contribution Time)  or either Seller Party with respect to the Business (prior to the Effective Contribution Time), is bound relating to any Indebtedness of either Seller Party or the Business or relating to the imposition of Encumbrances on any Contributed Assets, including any Assumed Contracts under which the Seller or Company has directly or indirectly guaranteed any Liabilities of any other Person, and (ii) pursuant to which any Person has directly or indirectly guaranteed any Liabilities of the Company or the Business. Neither the Company, nor either

Seller Party with respect to the Business, has made any loan, extended credit or provided financial accommodations to any Person, except in connection with Accounts Receivable in the Ordinary Course of Business.
3.11            Taxes. For purposes of this Section 3.11, references to the Seller or the Business include the Company.  Except as set forth in Section 3.11 of the Disclosure Schedule:
(a)            All Tax Returns required to be filed by, or with respect to, the Seller or Seller Parent with respect to the Business for periods ending on or before the Closing Date have been timely filed with the appropriate Tax Authority, and neither Seller nor Seller Parent is currently the beneficiary of any extension of time within which to file any such Tax Return.
(b)            A complete and accurate list of all jurisdictions in which Seller or Seller Parent files Tax Returns with respect to the Business, and the Tax Returns filed in each such jurisdiction, are set forth in Section 3.11 of the Disclosure Schedule.
(c)            All Tax Returns of, or with respect to, Seller or Seller Parent (with respect to the Business), as the same may have been amended, are true, correct and complete, and were prepared in compliance with all applicable Laws, and there are no reasonable grounds for assertion of any accuracy-related penalty under Section 6662 of the Code with respect thereto.
(d)            Except for Taxes that are being contested in good faith and by appropriate proceedings and reserved for on the Most Recent Balance Sheet:  (i) all Taxes payable with respect to the operations of the Business have been duly paid or provided or reserved for, and (ii) all deficiencies and assessments for any amount of Taxes that are or were payable by Seller or Seller Parent (with respect to the Business) and chargeable as an Encumbrance upon any of the Contributed Assets have been paid in full, and there are no pending, current or threatened in writing Encumbrances for unpaid Taxes upon any of the Contributed Assets.
(e)            Neither Seller nor Seller Parent: (i) is a "foreign person" within the meaning of Section 1445(f)(3) of the Code, (ii) is liable for Taxes to any foreign Tax Authority and (iii) has had a permanent establishment in any foreign country (as defined in any applicable tax treaty or convention between the United States and such foreign country).
(f)            No examination, audit or other Action relating to the assessment or collection of any Taxes of Seller or Seller Parent with respect to the Business by any Tax Authority is currently in progress or is, threatened in writing or contemplated, no assessment of any Tax has been proposed in writing against Seller or Seller Parent with respect to the Business, and there are no outstanding Contracts or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Seller or Seller Parent with respect to the Business for any taxable period.
(g)            Seller or Seller Parent has duly and timely withheld all Taxes required to be withheld in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder, or other third party, in each case, with respect to the Business, and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(h)            The Business Employees and all other Persons who currently provide or who have in the past provided services to or for a Seller Party with respect to the Business or who otherwise work or worked in the Business, have been properly classified as employees or independent contractors, as applicable, and neither Seller nor Seller Parent has ever been the subject of any Action, or threatened Action, by any Tax Authority with regard to such classification of any such Business Employees or other Persons.
(i)            Neither Seller Party (with respect to the Business) has any obligation to make any, and neither Seller Party is a party to any Contract that has resulted or could, separately or in the aggregate, result in the, payment of: (i) any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Laws), (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Laws), or (iii) any compensation that is subject to the provisions of Section 409A of the Code.
(j)            Seller (i) is not and has never been a party to, or bound by, and has no obligation under, any Tax allocation, sharing or indemnification Contract or similar Contract or any Contract that obligates it to make any payment computed by reference to Taxes, taxable income or taxable losses of any other Person; (ii) is not and has never been a member of an affiliated group (within the meaning of Code Section 1504(a) or similar group defined under any similar provision of any Law) filing a consolidated federal income Tax Return (other than the consolidated group of which Seller Parent is the common parent); or (iii) has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of any Law), as a transferee or successor, by Contract or otherwise.
(k)            Neither Seller nor Seller Parent (with respect to the Business) (i) is subject to, or required by any Tax Authority or pursuant to any Action, Law, Contract or other requirement, and otherwise has no obligation to collect or pay, any sales or use (or similar) Taxes with respect to or otherwise in connection with the conduct of the Business; and (ii) is not and has never engaged in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any predecessor provision) or any transaction that could give rise to any filing under Section 999 of the Code.
(l)            Neither Seller nor Seller Parent (with respect to the Business) has any Liabilities or obligations with respect to unclaimed property or the failure to file or to file on a timely basis any reports or other documents with respect to unclaimed property as may be required under applicable escheat Laws of any jurisdiction, and Seller and Seller Parent (with respect to the Business) have timely filed in each jurisdiction any and all reports or other documents required to be filed in such jurisdiction with respect to unclaimed property relating to the Business.
3.12            Accounts Receivable.
(a)            The Business Accounts Receivable reflected on the Most Recent Balance Sheet and on the Preliminary Closing Working Capital Statement, and all Business Accounts Receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by Seller or the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (ii) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims, other than normal cash discounts accrued in the Ordinary Course of Business.  Section 3.12(a) of the Disclosure Schedule sets forth a correct and complete aging of the Business Accounts Receivable reflecting the aggregate dollar amount due to the Company from each payee which have been outstanding for the following numbers of days or less past their due dates: 30, 60, and 90, and more than 90 days.  The reserves for bad debts shown in the Financial Statements and Preliminary Closing Working Capital Statement or, with respect to Business Accounts Receivable arising after the date of the Most Recent Balance Sheet, in the accounting books and records of the Company, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.  Since the date of the Most Recent Balance Sheet, Seller has not written off, written down or agreed to a reduction of, placed for collection with any Person, accelerated the collection of, or materially changed the terms of payment of any Business Accounts Receivable, other than in the Ordinary Course of Business.
(b)            All compensation, revenue or benefits with respect to the Business are paid or payable directly to Seller and not to any Person other than Seller (not including compensation payable by Seller in the Ordinary Course of Business to Business Employees, vendors and suppliers).  Before the Closing Date, all compensation, revenue or benefits with respect to the Business, currently payable or payable in the future to any Person other than Seller (not including compensation payable by Seller in the Ordinary Course of Business to Business Employees), and all rights with respect thereto, will have been effectively and irrevocably contributed to Company, free and clear of all Encumbrances.
3.13            Accounts Payable. Section 3.13 of the Disclosure Schedule sets forth a correct and complete aging of all accounts payable and accrued Liabilities relating to the Business.  Seller has paid all accounts payable in accordance with their terms on or before their due date, other than accounts payable that Seller is disputing in good faith and that are specifically identified as disputed accounts payable in Section 3.13 of the Disclosure Schedule.
3.14            Real Property.  Neither the Seller (with respect to the Business) nor the Company currently owns or leases, or has any right, title or interest in any Real Property.  The Business uses office space of an Affiliate, as set forth in the Transition Services and Arrangements Agreement, without a lease from the Affiliate.
3.15            Personal Property.
(a)            Section 3.15(a) of the Disclosure Schedule sets forth a list of all of the Business Tangible Personal Property included in the Contributed Assets. The Company has good, valid and marketable title to all such Business Tangible Personal Property, free and clear of any Encumbrance or other defect of title, except Permitted Encumbrances.
(b)            All of the Business Tangible Personal Property included in the Contributed Assets are:  (i) in the possession of and under the control of Company as of the Contribution Effective Time; and (ii) in operating condition and repair, subject to normal wear and tear, for use in the Business as it is presently conducted.  Seller's rights with respect to the Contributed Assets are exclusive and no other Person has any rights with respect thereto (except for the lessors of leased or licensed assets and property in accordance with the terms of the applicable lease or license), each of which is included in the Assumed Contracts included in the Contributed Assets.
(c)            Set forth in Section 3.15(c) of the Disclosure Schedule is a true, complete and accurate list of all telephone, cellular phones and fax numbers used or held for use in the Business by Seller, all of which are used exclusively for the Business and are not shared with any other Person.
(d)            Neither Seller nor the Company owns any inventory, and the ownership and maintenance of inventory is not significant to the conduct by Seller of the Business.
3.16            Intellectual Property.
(a)            Section 3.16(a) of the Disclosure Schedule sets forth a list of all Business Intellectual Property (other than Business Trade Secret Information) that is owned by Seller, Seller Parent or any of their respective Affiliates, and all registrations thereof and applications for registration with respect thereto (collectively, the "Business Owned Intellectual Property").  Neither Seller, Seller Parent nor any of their respective Affiliates licenses or permits any other Person to use any Business Owned Intellectual Property, and Seller's interests and rights in, and use of, such Business Owned Intellectual Property is exclusive.  All required filings and fees related to the Business Owned Intellectual Property have been timely filed with and paid to the relevant Governmental Bodies and authorized registrars, and all registrations (and applications for registrations) of Business Owned Intellectual Property are in good standing.  Seller has provided the Purchaser with true and complete copies of files, including any file histories, documents, certificates, office actions, and material correspondence contained therein, related to all Business Owned Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Body or authorized private registrar in any jurisdiction.
(b)            Section 3.16(b) of the Disclosure Schedule sets forth a list of all Business Intellectual Property (other than Off-the-Shelf Software) that is licensed by Seller or Seller Parent (collectively, the "Business Licensed Intellectual Property"), and a list of each Business Intellectual Property Contract (other than for Off-the-Shelf Software).  All Off-the-Shelf Software used by Seller in the Business has been acquired through normal business channels and is validly and appropriately licensed by Seller.  Seller has no right to use on an exclusive basis any Business Licensed Intellectual Property, and Seller does not sublicense or permit any other Person to use any Business Licensed Intellectual Property.  Seller has paid as and when due all amounts payable under any Business Intellectual Property Contracts or otherwise with respect to any Business Licensed Intellectual Property.
(c)            Section 3.16(c) of the Disclosure Schedule sets forth a list of all Contracts (i) under which Seller derives any rights with respect to any Business Intellectual Property, including Contracts under which the Company acquired any ownership rights in or to any Business Owned Intellectual Property or licenses or uses any Business Licensed Intellectual

Property, and (ii) to which Seller is a party for the development, maintenance or support of any Business Intellectual Property or for the escrow of any source codes of any Business Intellectual Property (collectively, the "Business Intellectual Property Contracts").
(d)            Seller possesses all right, title and interest in all Business Owned Intellectual Property and has the valid and enforceable right to use all Business Licensed Intellectual Property, free and clear of all Encumbrances.  Upon consummation of the Transactions, the Company shall exclusively own all right, title and interest in and to all of the Business Owned Intellectual Property and shall have the right and license to use all of the Business Licensed Intellectual Property in the manner used by Seller before the Closing, in each case free from any Encumbrances and without additional cost or expense (other than future license fees with respect thereto with respect to the Business Owned Intellectual Property) to the Company or Purchaser.  To the Knowledge of Seller, Seller possesses all right, title and interest in all Co-Owned Software and has the valid and enforceable right to use all Co-Owned Software, free and clear of all Encumbrances.  Upon consummation of the Transactions, Seller and Company shall jointly and severally own all right, title and interest in and to all of the Co-Owned Software.
(e)            There is no unlicensed or non-rightful use by Seller of any Business Intellectual Property, and the use by Seller of the Business Intellectual Property does not, and the use by the Company immediately after the Closing of the Business Intellectual Property in substantially the same manner as used by Seller before the Closing will not, infringe on, violate or misappropriate the Intellectual Property of any Person, and, to the Knowledge of Seller, no Person has infringed, violated or misappropriated any of the Business Owned Intellectual Property.  To Seller's Knowledge, there is no unlicensed or non-rightful use by Seller of any Co-Owned Software, and the use by Seller of the Co-Owned Software does not, and the use by the Company immediately after the Closing of the Business Intellectual Property in substantially the same manner as used by Seller before the Closing will not, to the Knowledge of Seller, infringe on, violate or misappropriate the Intellectual Property of any Person, and, to the Knowledge of Seller, no Person has infringed, violated or misappropriated any of the Co-Owned Software. The Co-Owned Software is not the subject of any registrations or filings with any Governmental Body.
(f)            Seller takes reasonable actions to protect and maintain (i) any Business Trade Secret Information that is Business Owned Intellectual Property, including executing confidentiality, non-disclosure and invention assignment agreements with employees and contractors, and (ii) the confidentiality, integrity, and security of its software, databases, systems, networks, and Internet websites, and information stored or contained therein or transmitted thereby, and all transactions consummated in connection therewith, from any unauthorized use, access, interruption, or modification by third parties.
(g)            Seller takes commercially reasonable actions to back up all Software that is Business Intellectual Property and its computer systems, and databases used or held for use in the Business in a manner sufficient to enable resumed or continued functioning in all material respects following a hardware, telecommunications, or related interruption or failure.

(h)            All Software that is Business Owned Intellectual Property substantially conforms to all existing documentation for its use in the conduct of the Business as currently conducted, is functioning in all material respects in accordance with applicable specifications and, to the Knowledge of Seller (without inquiry), is free in all material respects of viruses and other contaminants.  All source codes relating to Software that is Business Owned Intellectual Property, if any, are in the possession of Seller, and no Person other than Seller or its Affiliates has any copy of any such source codes or any right, title, interest or license, conditional or otherwise, including under any escrow agreement, with respect to any such source codes, and Seller has not granted any such right, title, interest or license covering any future period, with respect to any such source codes.  Seller is in possession of and maintains documentation with respect to all such source codes and, upon consummation of the Transactions, the Company will exclusively own and have possession of, and shall have the right to use, all such source codes and related documentation, as applicable, free from any Encumbrances.  Seller also owns and has possession of, and the Company will also own and have possession of after the Closing, all other existing documentation with respect to all Business Owned Intellectual Property.
(i)            There are no warranties (express or implied) outstanding with respect to any Business Intellectual Property, products or services ("Business Products and Services") currently or formerly licensed, developed, sold or distributed by Seller, Seller Parent or their respective Affiliates related to the Business ("Business Warranties"), beyond those set forth in the standard Business Warranties set forth on Section 3.16(i) of the Disclosure Schedule. To Seller's Knowledge, there are no claims, existing or threatened under or pursuant to any warranty, whether express or implied, on Business Products and Services licensed, developed, sold or distributed by Seller or Seller Parent, and there have never been any such claims.
3.17            Contracts.
(a)            Section 3.17(a) of the Disclosure Schedule sets forth a complete and accurate list of the following Contracts:
(i)            any Contract relating to Indebtedness (including any Contract pursuant to which Seller or the Company has extended credit or made other financial accommodations to any other Person), whether incurred, assumed, guaranteed or secured by any asset, or relating to the imposition of Encumbrances on any assets, of Seller or the Company;
(ii)            any Contract or series of related Contracts, including any option Contract, relating to the acquisition or disposition of any business, capital stock or assets of Seller or Company;
(iii)            any material Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets;
(iv)            any Contract under which Seller or Company is entitled to receive payments, including all material customer Contracts;
(v)            any Contract providing for payments (contingent or otherwise) based on sales, purchases or profits; and

(vi)            any other Contract that is material to the Business.
(b)            Neither Seller nor Company is a party to or bound by:  (i) any partnership, joint venture, joint operating or similar Contract with respect to the Business, (ii) any Contract which could require the Business to purchase any product or service exclusively from a Person or otherwise deal exclusively with any Person, (iii) any customer Contract which contains so-called "best in house" or "most favored nation" clauses, (iv) any Contract which limits the Business from selling or purchasing any product or service to or from any Person or in any geographic territory or from otherwise conducting the Business in any manner, except as set forth in Section 3.17(b)(iv) of the Disclosure Schedule, (v) any Contract containing any provision providing for the payment by the Business of any amounts to any Person, or the enhancement of any rights of any Person, or the vesting or the acceleration of any rights or benefits of any Person, in each case, upon or as a result of the consummation of the Transactions or otherwise upon a sale of the Business or any of its assets (or which could become obligations of the Company after the Closing), (vi) any Contract relating to the Business relating to any interest rate, derivatives, hedging or swap transaction, or (vii) any Contract relating to the Business providing for any indemnification obligations to any Person.
(c)            To the Seller's Knowledge, each Assumed Contract is valid, enforceable and binding on the parties thereto in accordance with its terms and is in full force and effect, except (i) to the extent that such enforceability is limited by bankruptcy, receivership, moratorium, conservatorship, or reorganization Laws or other Laws of general application affecting the rights of creditors generally or by general principles of equity and (ii) that, notwithstanding anything in this Agreement to the contrary, no representation or warranty is made by Seller with respect to the enforceability of any noncompetition, nonsolicitation or other restrictive covenant agreements.  Except for those Assumed Contracts listed in Section 3.17(c) of the Disclosure Schedule, neither Seller, Company nor, to the Knowledge of Seller, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, cancel or modify in any material respect, any Assumed Contract.  To the Seller's Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach of or an event of default under any Assumed Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, other than as a result of not obtaining any required Consents with respect to the Transactions.  There are no material disputes pending or, to Seller's Knowledge, threatened under any Assumed Contract.
(d)            Except as set forth on Section 3.17(d) of the Disclosure Schedule, complete and correct copies or originals of each Assumed Contract (including all material modifications, amendments and supplements thereto and waivers thereunder) have been provided to the Purchaser prior to the Closing or will be provided to Purchaser in connection with the Closing.

3.18            Material Business Relationships and Material Business Suppliers.
(a)            Set forth in Section 3.18(a) of the Disclosure Schedule is a complete and accurate list of the top twenty (20) Business Relationships (by revenues derived) (collectively, the "Material Business Relationships") (i) from which Seller, with respect to the Business, derived the most revenues for the Most Recent Fiscal Year, and (ii) from which the Company has derived or reasonably expects (based on annualized revenues paid to date) to derive the most revenues in the Current Fiscal Year.  To Seller's Knowledge, no Material Business Relationship has expressed to Seller an intention or desire to cancel or terminate, reduce or to otherwise alter in any material respect, its relationship with Seller or the Company.
(b)            Set forth in Section 3.18(b) of the Disclosure Schedule is a complete and accurate list of the top twenty (20) suppliers, vendors or consultants (by amounts paid) (i) to whom Seller paid the most in the Most Recent Fiscal Year, and (ii) to whom the Company has paid or reasonably expects to pay the most in the Current Fiscal Year (collectively, the "Material Business Suppliers"). To Seller's Knowledge, no Material Business Supplier has expressed to Seller an intention or desire to cancel or terminate, reduce or to otherwise alter in any material respect, its relationship with Seller or the Company.
3.19            Business Employees.
(a)            Section 3.19(a) of the Disclosure Schedule sets forth a complete and accurate list of (i) the names and titles of each Business Employee and their dates of hire; (ii) the base salary or hourly rate, commissions, bonuses and other incentive compensation and other compensation received by or accrued for the benefit of each such Business Employee during the Most Recent Fiscal Year; and (iii)  base salary or hourly rate, commissions, bonus opportunity, bonuses or other incentive compensation or other compensation received by or accrued for the benefit of each Business Employee for the current fiscal year through the Closing Date.  Section 3.19(a) of the Disclosure Schedule also sets forth for each Business Employee all proposed salary increases for the Current Fiscal Year, as well as any salary increases that have been granted since the beginning of the Most Recent Fiscal Year to any Business Employee.  Except as set forth in Section 3.19(a) of the Disclosure Schedule, there are no Business Employees who are on layoff, disability or other leave of absence or not actively at work in performing services.  No Business Employee has notified either Seller Party that such Business Employee intends to leave or is considering leaving the employ of either Seller Party.  The Business Employees are dedicated exclusively to the operation of the Business and are sufficient for the conduct of the Business as presently conducted.
(b)            Set forth in Section 3.19(b) of the Disclosure Schedule and Exhibit H is a complete and accurate list of each Contract to which a Seller Party is a party or under which a Seller Party could have any payment or performance obligation or other Liability after the Closing: (i) pertaining to the employment or termination of employment of any Business Employee, or former employee of either Seller Party with respect to the Business, or (ii) providing for the payment of severance or other compensation or benefits to any Business Employee, or former employee of either Seller Party with respect to the Business, including severance or compensation payable after or by reason of a termination of employment.

(c)            Set forth in Section 3.19(c) of the Disclosure Schedule is a complete and accurate list of each Contract with an independent contractor to which either Seller Party is a party with respect to the Business, or under which the Company could have any payment or performance obligation or other Liability after the Closing.
3.20            Employee Benefit and Compensation Plans and Arrangements.
(a)            Set forth in Section 3.20(a) of the Disclosure Schedule is a true and complete list of each of the Employee Benefit and Compensation Plans and Arrangements that is unique to the Business Employees as a group or to any individual Business Employee.
(b)            The Company has no employees.
(c)            With respect to each Employee Benefit and Compensation Plans and Arrangements: (i) each has been administered in compliance with its terms and with all applicable laws including, without limitation, ERISA and the Code; (ii) no Actions are pending or threatened against any such plan, the trustee or fiduciary of any such plan, the sponsor or any assets of any such plan;  (iii) no audits, claims or demands are pending with any Governmental Body including, without limitation, the IRS and the U.S. Department of Labor; and (iv) all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued.
(d)            The Seller has complied with (1) the notice and continuation of coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (sometimes referred to as "COBRA"); and (2) the Health Insurance Portability and Accountability Act of 1996 with respect to any group health plan within the meaning of Code Section 5000(b)(1).
3.21            Labor Relations.  Neither the Company nor either Seller Party is a party to any Contract, collective bargaining or otherwise, or understanding with a labor union or other labor organization covering any of the Business Employees or the Business.   Seller has never taken any action that could constitute a "mass layoff," "mass termination," or "plant closing" within the meaning of WARN or that could otherwise trigger notice requirements or Liability under any federal, local, state, or foreign plant closing notice or collective dismissal Laws.
3.22            Insurance.  Seller does not maintain any insurance policies related specifically and solely to the Business.  All insurance related to the Business is maintained by Seller Parent under policies for all of its subsidiaries.
3.23            Environmental Matters.  Seller has obtained and holds all Environmental Permits that are required by Environmental Laws to be obtained and held with respect to the operation of the Business and the Contributed Assets.  The operations of Seller with respect to the Business and the Contributed Assets are currently and have always been in compliance with all Environmental Laws.  Neither Seller Party, with respect to the Business, has received from any Person any notice of or Action asserting any violation of Environmental Laws.

3.24            Affiliate Transactions.  None of Seller's or Seller Parent's Affiliates or any executive officer or director of Seller or Seller Parent is a party to any Assumed Contract, except that automotive dealers that are Affiliates of Seller Parent purchase Consumer Leads from the Business.
3.25            Absence of Certain Changes and Events.  Since November 30, 2013, except as otherwise contemplated by this Agreement, (a) Seller has conducted the Business in the Ordinary Course of Business, and (b) there has not been any Material Adverse Effect.
3.26            Brokers.  No Person acting on behalf of any Seller Party or any of their respective Affiliates or under the authority of any of the foregoing is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with any of the Transactions.
3.27            Privacy.  Seller has, with respect to Personal Information used or obtained in the operation of the Business, exercised commercially reasonable efforts to: (a) protect the privacy of such Personal Information; (b) ensure against unauthorized access to such Personal Information, unauthorized transfers of such Personal Information and misuse of such Personal Information, including the use of reliable encryption protection (or an equivalent); and (c) ensure that no Business Employee, former employee or independent contractor has:  (i) used or exploited any Personal Information for any purpose other than to perform his or her duties as an employee or contractor in the operation of the Business, or (ii) disclosed, transferred or disposed of such Personal Information to any third parties except in compliance with Law and the policies of the Seller.  To Seller's Knowledge, there have been no unauthorized or inadvertent disclosures of Personal Information.
3.28            Solvency.  Seller is not and has not been in the past six (6) years involved in any Action under bankruptcy Laws or any other insolvency or debtor's relief Laws, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official.  As of the date of this Agreement, and after the Closing, (a) Seller will be able to pay its debts, Liabilities, and obligations as they become due in the normal and usual course of business, (b) Seller will not have unreasonably small or insufficient capital with which to conduct its present or proposed future business, (c) the present saleable value of Seller's assets does and will exceed its debts and other anticipated debts, Liabilities and obligations, taking into account all contingent and/or unliquidated debts, Liabilities, and obligations and pending and threatened litigation, and (d) the cash available to Seller, after taking into account all other anticipated uses, will be sufficient to pay all such debts, Liabilities, and obligations in accordance with their terms.
3.29            No Liabilities.  The Company was formed in connection with the Transactions and, other than actions taken in connection with its formation and the Transactions, has not taken any actions or conducted any business.  As of the Closing, the Company will not have any Liabilities, other than the Assumed Liabilities and Obligations and under the Assumed Contracts (excluding the Excluded Liabilities and Obligations related thereto) transferred to the Company pursuant to the Contribution.

ARTICLE 4
 REPRESENTATIONS AND WARRANTIES OF PURCHASER
The Purchaser hereby represents and warrants to the Seller, as of the date hereof, knowing and intending that Seller is relying on the accuracy of such representations and warranties in entering into the Transactions, as set forth in this Article 4.
4.1            Authority Relative to Agreement.
(a)            The Purchaser has the requisite corporate power and lawful authority to enter into and to perform its obligations under the Transaction Documents to which it is a party and to consummate the Transactions.   The execution, delivery, and performance by the Purchaser of the Transaction Documents to which it is a party, and the consummation by the Purchaser of the Transactions, have been duly and properly authorized in accordance with applicable Laws, and no other action, corporate or otherwise, on the part of the Purchaser is necessary to authorize the execution, delivery, and performance by the Purchaser of the Transaction Documents to which it is a party and the consummation of the Transactions.
(b)            This Agreement has been duly executed and delivered by the Purchaser, and each of the other Transaction Documents to be executed and delivered by the Purchaser will, when executed and delivered by the Purchaser, be duly executed and delivered by the Purchaser, and this Agreement is, and each of the Transaction Documents, when duly executed and delivered by all parties whose execution and delivery thereof is required, shall be, the legal, valid, and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except to the extent that such enforceability is limited by bankruptcy, receivership, moratorium, conservatorship, or reorganization Laws or other Laws of general application affecting the rights of creditors generally or by general principles of equity.
4.2            Organization and Standing.  The Purchaser is a corporation, duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware.
4.3            Non-Contravention; Consents and Approvals.
(a)            The execution and delivery by the Purchaser of the Transaction Documents to be executed and/or delivered by the Purchaser, and the performance by the Purchaser of the terms of the Transaction Documents to be executed and/or delivered by the Purchaser, and the consummation of the Transactions, do not and will not (with or without the passage of time or the giving of notice or both) (i) contravene, conflict with, or result in a violation of any provisions of the constituent organizational documents of the Purchaser, or any action of the shareholders or directors of the Purchaser, or any Laws binding upon the Purchaser, or (ii) give any Governmental Body or other Person the right to challenge this Agreement or any of the Transactions or to exercise any remedy or obtain any relief under any Law to which the Purchaser is subject.
(b)            All Governmental Authorizations and other Consents required to be obtained, given or made by the Purchaser in connection with the execution, delivery and performance of any of the Transaction Documents or the consummation of the Transactions have been obtained, given or made or, if not required to have been obtained, given or made before the execution of this Agreement, will be obtained, given or made before the Closing.
4.4            Brokers.  Except for B. Riley & Co., LLC no Person acting on behalf of Purchaser or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with any of the Transactions.
4.5            SEC Documents.  The Purchaser has filed, or furnished, as applicable, prior to their required filing or furnishing deadline dates, all required reports, schedules, registration statements and other documents with the Securities and Exchange Commission ("SEC") since January 1, 2013 ("Autobytel SEC Documents").  As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Autobytel SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Autobytel SEC Documents, and none of the Autobytel SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Purchaser included in the Autobytel SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of the Purchaser and its consolidated subsidiaries and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies as of the dates and for the periods shown.
4.6            Purchaser Common Stock. Purchaser has sufficient authorized Purchaser Common Stock to reserve for issuance to Seller the shares of Purchaser Common Stock that may be issued under the Convertible Note and the Warrant, assuming for such reservation of shares that the Convertible Note and Warrant were converted and exercised as of the Closing Date.
4.7            Solvency.  Purchaser is not and has not been in the past six (6) years involved in any Action under bankruptcy Laws or any other insolvency or debtor's relief Laws, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official.  As of the Effective Date (i) Purchaser is able to pay its debts, Liabilities, and obligations as they become due in the normal and usual course of business, (ii) Purchaser does not have unreasonably small or insufficient capital with which to conduct its business, (iii) the present saleable value of Purchaser's assets exceeds its debts and other anticipated debts, Liabilities and obligations, taking into account all contingent and/or unliquidated debts, Liabilities, and obligations and pending and threatened litigation, and (iv) the cash available to Purchaser, after taking into account all current anticipated uses, is sufficient to pay all such debts, Liabilities, and obligations in accordance with their terms.

4.8            Financial Resources.   Purchaser has sufficient cash on hand, credit facilities and other liquid resources to fund the Cash Component of the Purchase Consideration to Seller at the Closing.
ARTICLE 5
 COVENANTS AND POST-CLOSING MATTERS
5.1            Employee Matters.
(a)            The Parties acknowledge that only the Transferred Business Employees will be hired by Purchaser effective as of the Closing Effective Time.
(b)            Except as set forth in the Business Employees Severance Arrangements Schedule, which provides for the payment of certain severance obligations directly to certain Business Employees by Purchaser or reimbursement to Seller of certain severance obligations of Seller with respect to certain Business Employees, the Seller Parties shall be and remain solely responsible for, and neither Company nor Purchaser shall have any obligations whatsoever for, any compensation or benefits payable to or on behalf of, or made available to, any current or former employee (including any Business Employee) of either Seller Party or their respective Affiliates and Predecessors arising out of or relating to such Person's employment (or the termination thereof) with either Seller Party or any of their respective Affiliates or Predecessors, including any compensation or benefits under any Employee Benefit and Compensation Plans and Arrangements. Except as otherwise provided in the Business Employees Severance Arrangements Schedule, as of the Closing Date Seller or Seller Parent shall have paid or provided for the payment of all Liabilities and obligations that are due and payable in respect of the Business Employees for all periods up to and including the Closing Date or which are or will be incurred by any Seller Party as a result of the consummation of the Transactions, including paying in full or providing for the full payment of all compensation (including hourly pay, salary, commissions, bonuses, incentive compensation and severance payments) that would be payable to Business Employees in respect of the operation of the Business before the Closing Effective Time.
(c)            Seller Parties shall (A) maintain and continue all health and welfare Employee Benefit and Compensation Plans and Arrangements (i.e., medical, dental, prescription, and vision plans or arrangements) and take all actions necessary to ensure the continuance of such health and welfare Employee Benefit and Compensation Plans and Arrangements through the end of the calendar month in which the Closing Date occurs, and (B) except as set forth in the Business Employees Severance Arrangements Schedule, retain all Liabilities with respect to, and provide in accordance with applicable Laws and be solely responsible and liable for providing to all current or former employees (including Business Employees) of each Seller Party and their respective Affiliates and Predecessors, and their covered dependents), any applicable benefits or continuing insurance coverage under COBRA or similar benefits, and the Company shall have no Liabilities whatsoever with respect to (or to provide to any current or former employee (including any Business Employee)) any of the foregoing benefits for which either Seller Party is responsible.

(d)            Seller Parties shall be and remain solely responsible and liable for (A) the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of any current or former employee (including any Business Employee) or agents of Seller Parties or their respective Affiliates or Predecessors which relate to events occurring on or before the Closing Date or their employment with Seller Parties or their respective Predecessors or Affiliates (provided, however, that to the extent and when a Transferred Business Employee is eligible for, enrolls in and is accepted for enrollment in any health and welfare plan or arrangement provided to such Transferred Business Employee by the Purchaser, then Seller Parties shall not have any further obligation for such claims or benefits to the extent such claims or benefits are covered by the health and welfare benefit plan or arrangement made available to the Transferred Business Employees), and (B) all worker's compensation claims of any current or former employee (including any Business Employee) or agent of Seller Parties or their respective Affiliates or Predecessors which relate to events occurring on or before the Closing Date or their employment with Seller Parties or their respective Affiliates or Predecessors, and Seller Parties shall pay or cause to be paid all such amounts to the appropriate Persons as and when due.
(e)            The Parties each acknowledge and agree that all provisions contained herein with respect to Business Employees and Transferred Business Employees are included for the sole benefit of Seller Parties, Purchaser and the Company and shall not create any right (i) in any other Person, including any Business Employee or former employee of either Seller Party or any of their respective Affiliates or Predecessors, any participant in any Employee Benefit and Compensation Plans and Arrangements or any beneficiary thereof, or (ii) to continued employment with Purchaser or the Company.
5.2            Payment of Liabilities and Obligations and Receipt of Payments.  At or after the Closing, except for Assumed Liabilities and Obligations, Seller Parties shall pay or provide for all Liabilities and obligations that are due and payable in respect of the Contributed Assets or operation of the Business for periods up to and including the Closing Effective Time or which are or will be incurred by Seller Parties as a result of the consummation of the Transactions, including paying or providing for all Taxes payable in respect of the operation of the Business prior to the Closing.
5.3            Confidentiality and Publicity.
(a)            Each Party shall keep confidential and shall not directly or indirectly disclose to any third party or use, any confidential or proprietary information or trade secret of the other Party (it being understood that from and after the Closing, information and trade secrets relating to the Business or included in the Contributed Assets shall constitute confidential or proprietary information or trade secrets of the Purchaser) (collectively, the "Confidential Material"), except with the prior written consent of such other Party; provided, however, that Confidential Material shall not include any of the foregoing that is or becomes generally available to the public without breach of any obligation of confidentiality owed by a Party to another Party.  Notwithstanding the foregoing, if a Party is required in the course of judicial or administrative Action or governmental inquiries or by a securities exchange to disclose any Confidential Material of the other Party, such Party shall give the other Party prompt written notice thereof so that the other Party may seek an appropriate protective order and/or waive the disclosing Party's compliance with the confidentiality provisions of this Section 5.3(a).
(b)            The Parties shall not make any public statements, including any press releases, with respect to the Transaction Documents and the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld) except as may be required by Law, any Governmental Body or the rules of any securities exchange or market.  If a public statement or filing with a Governmental Body about the Transactions, the Transaction Documents, or the other Party is required to be made by Law, by any Governmental Body or the rules of any securities exchange or market, the Parties shall use reasonable efforts to consult with each other in advance as to the contents and timing thereof, but no Party shall have any right to approve or consent to any such public statement or filing.  Notwithstanding the foregoing, (i) each Party hereby consents to the other's disclosure of the Transactions and the terms of the Transactions in public announcements and filings with Governmental Bodies and the filing of the Transaction Documents with Governmental Bodies, if required to be disclosed or filed by a Party and if there is no opportunity for such notification and (ii) following any such disclosure by a Party, such Party and the other Parties shall be permitted to disclose substantially similar information in public announcements and filings with Government Bodies without restriction or obligation to consult with the other Party under this Agreement.
5.4            Noncompetition and Nonsolicitation.
(a)            During the Restricted Period, each Seller Party shall not, and Seller Parent shall cause each Seller Parent Subsidiary to not, directly or indirectly, engage in or operate, or  acquire, manage or control any other Person engaged in, the business of purchasing Consumer Leads from Persons who are not Seller Parent Subsidiaries, who generate the Consumer Leads on the internet, and reselling such Consumer Leads directly or indirectly to any automotive vehicle manufacturer or to any new and used automotive vehicle dealer. Notwithstanding the foregoing, the Seller Parent and Seller Parent Subsidiaries shall not be restricted from (i) generating Consumer Leads on or through websites owned by, or operated exclusively on behalf of, Seller Parent and/ or any Seller Parent Subsidiary, or from taking actions to drive traffic to such websites in order to generate Consumer Leads, including through internet advertising or paying an internet traffic coordinator or similar person, and then reselling or otherwise distributing such Consumer Leads directly to new and used automotive vehicle dealers (whether or not owned or operated by Seller Parent) or to Purchaser, or (ii) purchasing or otherwise acquiring Consumer Leads from Persons who are not Affiliates of Seller Parent and reselling or otherwise distributing such Consumer Leads to Purchaser or to new and used automotive vehicle dealers that are owned or operated by any Seller Parent Subsidiary.  At the option of Seller Parent, exercisable in its sole and absolute discretion by thirty (30) days' prior written notice to Purchaser, the Restricted Period may be shortened, and the restrictive covenants in this Section 5.4(a) thereby terminated early, on any day on or after the second anniversary of the Closing Date, in exchange for a cash payment to be made by Seller Parent to Purchaser in the amount of Two Million Five Hundred Dollars ($2,500,000). This early termination of the restrictive covenants in this Section 5.4(a) will be effective upon expiration of such thirty (30)-day notice period and is conditioned upon Purchaser's receipt of Seller Parent's Two Million Five Hundred Dollars ($2,500,000) payment, which will be made by wire transfer of immediately available funds to Purchaser on or before the expiration of such thirty (30)-day notice period.  If Seller

Parent does not elect to shorten the Restricted Period, then Seller Parent shall have no obligation to pay such Two Million Five Hundred Dollars ($2,500,000) to Purchaser and the Restricted Period will continue to run until the third anniversary of the Closing Date.
(b)            During the Restricted Period, without the prior written consent of the Purchaser, each Seller Party will not, and will cause each Seller Parent Subsidiary to not, directly or indirectly, solicit for employment or hire any Transferred Business Employee while such Transferred Business Employee is employed by Purchaser or any of its Affiliates (including the Company) or  any Transferred Business Employee who was employed by Purchaser or any of its Affiliates (including the Company) within six (6) months prior to such time, or cause, induce, influence or encourage to terminate, reduce or modify any Transferred Business Employee's relationship with the Purchaser or any of its Affiliates (including the Company) while so employed.  Notwithstanding the foregoing, no Seller Party shall be deemed to have violated the covenants in this Section 5.4(b) (i) by publishing or running advertisements and general solicitations in or through any print, broadcast, internet, direct mail or other medium to generally solicit qualified job applicants to apply for employment opportunities within Seller Parent or any Seller Parent Subsidiary and not specifically directed to any Transferred Business Employee, (ii) hiring any Transferred Business Employee who is terminated by Purchaser or Company within six (6) months following the Closing Date, provided that no breach of the foregoing provisions of this Section 5.4(b) has occurred with respect to such Transferred Business Employee.
(c)            During the Restricted Period, without the prior written consent of the Purchaser, each Seller Party will not, and will cause each Seller Parent Subsidiary to not, directly or indirectly, cause, induce, influence, encourage or solicit any Material Business Relationship or any other customer, vendor or supplier that is a party to any Assumed Contract (other than Seller Parent or any Seller Parent Subsidiary) to terminate or modify in any respect any such relationship with the Company.  Notwithstanding the foregoing sentence, Seller Parent and any Seller Parent Subsidiary may enter into any relationship with any customer, vendor or supplier of the Business, including any Material Business Relationship, provided that Seller Parent and such Seller Parent Subsidiaries comply with the restrictions set forth in Section 5.4(a) of this Agreement.
(d)            The Parties acknowledge that the restrictions contained in this Section 5.4 are reasonable and necessary to protect the legitimate interests of the Purchaser and its Affiliates and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the Transactions.  In the event that any covenant contained in this Section 5.4 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 5.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

5.5            Collection of Accounts Receivable.
(a)            From and after the Closing, Seller shall promptly (but in no event later than five (5) days after receipt thereof) remit to the Company, in the form received or in such other form as the Company may reasonably request, any payments or remittances which Seller or any of its Affiliates receive and which are included in the Contributed Assets or are in payment of any Contributed Account Receivable or which otherwise belong to the Company, regardless of the form in which received (be it cash, instruments or other property), all of which Seller acknowledges and agrees are and shall be the property of, and for the account and for the benefit of, the Company.  From and after the Closing, the Purchaser shall promptly (but in no event later than five (5) days after receipt thereof) remit to Seller, in the form received or in such other form as Seller may reasonably request, any payments or remittances which the Purchaser or any of its Affiliates receive that are included in the Excluded Assets or which otherwise belong to Seller or any of its Affiliates, regardless of the form in which received (be it cash, instruments or other property), all of which the Purchaser acknowledges and agrees are and shall be the property of, and for the account and for the benefit of, Seller.
(b)            During the period commencing on the Closing Date and ending on the ninetieth (90th) day after the Closing Date, (i) Purchaser shall use commercially reasonable efforts to collect the Contributed Accounts Receivable and (ii) Seller and Seller Parent shall assist Purchaser (as reasonably requested by Purchaser and as set forth in the Transition Services and Arrangements Agreement) in the collection of the Contributed Accounts Receivable.  Subject to and in accordance with Section 2.5, any Uncollected Contributed Accounts Receivable remaining uncollected as of the ninetieth (90th) day after the Closing shall be transferred to Seller, and the amount of such Uncollected Contributed Accounts Receivable shall be deducted from the Accounts Receivable amount reflected on the Closing Working Capital Statement.  If Purchaser subsequently collects any such Uncollected Contributed Accounts Receivable, Purchaser shall promptly remit to Seller or Seller Parent (as directed by Seller and Seller Parent) the amount so collected.
5.6            Tax Matters.
(a)            Seller shall be responsible for, and covenant and agree to pay, or cause to be paid, as and when due, any and all Taxes due and payable in respect of the operation of the Business or the ownership, use and possession of the Contributed Assets before the Closing (whether or not such Taxes are due and payable as a result of the Transactions), and any Taxes due and payable as a result of the Transactions.  Seller shall furnish or cause to be furnished to the Purchaser, upon request and as promptly as reasonably practicable, such information and assistance relating to the Contributed Assets (including access to books and records), the Business and Transferred Business Employees as is reasonably necessary for the preparation and filing by the Purchaser or any of its Affiliates of any Tax Returns, the making by Purchaser or any of its Affiliates of any election related to Taxes, and the preparation, prosecution or defense by the Purchaser or any of its Affiliates of any Action relating to any Tax or Tax Return by any Tax Authority.
(b)            Purchaser shall furnish or cause to be furnished to Seller, upon request and as promptly as reasonably practicable, such information and assistance relating to the operation of the Business prior to the Closing (including access to books and records) as is reasonably necessary for the preparation and filing by Seller or any of its Affiliates of any Tax Returns, the making by Seller or any of its Affiliates of any election related to Taxes, and the preparation, prosecution or defense by Seller or any of its Affiliates of any Action relating to any Tax or Tax Return by any Tax Authority.
(c)            Seller shall comply, and shall provide the Purchaser with the information and documentation (to the extent not included in the Business Records) required for the Purchaser to comply, and reasonably cooperate with the Purchaser in its compliance, with all applicable bulk sales and tax notification Laws (and all similar laws, rules and regulations) of every jurisdiction in which the Contributed Assets are located relating to the Contribution of the Contributed Assets as contemplated by this Agreement.
5.7            Business Trademarks.  Effective as of the Closing and thereafter, Seller, Seller Parent and each of their respective Affiliates and Predecessors shall cease all use of the Business Trademarks. Purchaser acknowledges and agrees that "AutoNation," "AutoNationDirect.com" and "AutoNation USA" and similar names and marks, excluding any names or marks using the words, phrases or acronyms "Auto" and "USA" adjacent to each other, shall be deemed to not be similar to the AutoUSA name, and are owned and used without any restriction by Seller and Seller Parent, and each of Seller and Seller Parent acknowledges and agrees that the Business Trademarks shall be deemed not similar to any name or mark of Seller, Seller Parent or any of their respective Affiliates or Predecessors.
5.8            Consents to Assignment of Assumed Contracts.  If any Assumed Contracts included in the Contributed Assets may not be transferred without the Consent of another Person, or if such transfer or attempted transfer, absent the Consent of the Person, would constitute a breach thereof or a violation of any Law or Governmental Authorization, or cause or permit the loss or waiver of any right or entitlement thereunder, or cause or permit the termination thereof or any change in the terms thereof (each, a "Nonassignable Contract"), and Purchaser elects to obtain such Consent, then during the term of the Transition Services and Arrangements Agreement, the Seller, at Seller's own cost and expense, shall work cooperatively to assist Purchaser in obtaining such Consents.  Provided that Seller complies with the foregoing provisions of this Section 5.8, Purchaser agrees that: (A) Seller shall have no liability to Purchaser under this Agreement arising out of or relating to the failure to obtain any such Consents or because of the termination of any Contract as a result thereof; (B) no representation, warranty, covenant or agreement of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (1) the failure to obtain any such Consent, (2) any such termination or (3) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Consent or any such termination; and (C) Seller shall not be required to pay any fees or other amounts imposed or demanded by any counterparty to any Nonassignable Contract as a condition to the issuance of any such Consent.
5.9            Business Intellectual Property.
(a)            To the extent Seller has not transferred the registrations of all Business Intellectual Property that is the subject of registrations with any Governmental Body or other third parties (including all Business Trademarks, domain names and short codes) to Company prior to the Closing, Seller shall take all actions required to transfer the registrations of all such Business Intellectual Property to Purchaser, at Seller's own expense (including payment of any fees, compensation or costs imposed in connection with the request for, or as a condition to the transfers of, any such Business Trademarks, domain names and short codes) as soon as possible after the Closing, but in no event later than six (6) months after the Closing Date, and cooperate with Purchaser in endeavoring to obtain, such transfers at no out-of-pocket cost or expense to Purchaser or the Company.  For so long after the Closing as such transfers of such Business Intellectual Property have not been obtained, Seller and Seller Parent shall cooperate with Purchaser in any arrangement proposed by Purchaser in good faith, including obtaining adequate license rights at no cost to Purchaser, that is designed to provide for Purchaser the material benefits (including all economic benefits), claims and rights to the applicable Business Intellectual Property and enforcement for the benefit of Purchaser of any and all rights of Seller and Seller Parent in such Business Intellectual Property.
(b)            The Parties acknowledge and agree that each of the Company and Seller have sole separate and equal ownership rights, including all copyright rights and other intellectual property rights, in and to the Co-Owned Software and that each such Party is entitled to sole and separate rights to use, transfer, modify, sell, license, sublicense and create derivative works from the Co-Owned Software without any obligations of any nature, including obligations of payment or accounting, to the other Party.
(c)            Each of the Seller Parties hereby releases the Purchaser and the Company, and covenants and agrees not to sue Purchaser or the Company, for or with respect to any and all claims of any nature whatsoever related to the ownership or use of the Co-Owned Software (including any derivative works thereof) by Purchaser or the Company after the Closing. The foregoing release and covenant not to sue is personal to each of Purchaser and the Company and may not be transferred or assigned to any third party.
(d)            Purchaser hereby releases each of the Seller Parties, and covenants and agrees not to sue either of the Seller Parties, for or with respect to any and all claims of infringement of U.S. Patent No. 6,282,517 related to the ownership or use of the Co-Owned Software (including any derivative works thereof) by either Seller Party prior to or after the Closing; provided that such release and covenant not to sue is limited to any ownership or use of the Co-Owned Software by the Seller Parties solely for receipt, processing and delivery of Consumer Leads. The foregoing release and covenant not to sue is personal to each Seller Party and may not be transferred or assigned to any third party.
5.10            Reservation of Purchaser Common Stock. Promptly after the Closing Date, Purchaser shall duly reserve the number of shares of Purchaser Common Stock that may be issued under the Convertible Note and the Warrant, assuming for such purposes that the Convertible Note and Warrant were converted and exercised as of the Closing Date, and Purchaser shall keep a sufficient number of shares of Purchaser Common Stock reserved for the possible conversion of the Convertible Note and the possible exercise of the Warrant for the duration of the respective terms of the Convertible Note and the Warrant.

5.11            Further Assurances.  From time to time after the Closing, as and when requested by any Party, and at such requesting Party's expense (except to the extent this Agreement otherwise imposes the expense with respect to a matter on such Party), any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and give effect to the Transactions, including, without limitation, using reasonable efforts to locate and deliver to Purchaser any Assumed Contracts or amendments thereto or other documents that were to be delivered to Purchaser or the Company at Closing but that were not available to be delivered at Closing.
ARTICLE 6
 INDEMNIFICATION
6.1            Indemnification by Seller Parties.  Subject to the limitations and provisions of Section 6.5, Seller Parties shall jointly and severally indemnify, defend and hold harmless the Purchaser and its Affiliates, and each of their respective officers, directors, managers, employees, members, partners, stockholders, agents, and other representatives (collectively, "Purchaser Indemnitees") from, against and in respect of any and all losses, costs, reasonable expenses, claims, damages, Actions, suits, proceedings, hearings, investigations, charges, complaints, demands, injunctions, judgments, Orders, decrees, rulings, directions, dues, penalties, fines, amounts paid in settlement in accordance with this Article 6, Liabilities, Taxes, Encumbrances, and fees, including interest, penalties and reasonable attorneys and collection agency fees and disbursements (collectively, "Damages"), arising out of, based upon or otherwise in respect of:
(a)            any inaccuracy in or breach of any representation or warranty of Seller made in or pursuant to this Agreement; provided, however, that for purposes of determining the amount of any Damages that are indemnifiable under this Section 6.1(a), each such representation and warranty shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar standard or qualification contained therein (as if such standard or qualification were deleted from such representation or warranty), but except for purposes of Section 6.5(a), the materiality or Material Adverse Effect or similar standards or qualifications contained in such representations and warranties will be considered for purposes of determining whether or not there has been a breach of such representation and warranty prior to determining the amount of any Damages, if any;
(b)            any breach or nonfulfillment of any covenant or obligation of either Seller Party contained in this Agreement or the Transition Services and Arrangements Agreement;
(c)            all Excluded Liabilities and Obligations; or
(d)            all Excluded Assets;
excluding any such Damages arising out of, based upon or otherwise in respect of any Damages for which Purchaser is obligated to indemnify any Seller Indemnitee under Section 6.2.

6.2            Indemnification by the Purchaser.  The Purchaser shall indemnify, defend and hold harmless Seller Parties and their respective Affiliates, and each of their respective officers, directors, managers, employees, members, partners, stockholders, agents, and other representatives (collectively, the "Seller Indemnitees") from, against and in respect of any and all Damages arising out of, based upon or otherwise in respect of:  (a) any inaccuracy in or breach of any representation or warranty of the Purchaser made in or pursuant to this Agreement; and (b) any breach or nonfulfillment of any covenant or obligation of the Purchaser contained in this Agreement or the Transition Services and Arrangements Agreement, excluding any such Damages arising out of, based upon or otherwise in respect of any Damages for which Seller Parties are obligated to indemnify any Purchaser Indemnitee under Section 6.1.
6.3            Inter-Party Claims.  Any Person seeking indemnification pursuant to this Article 6 (the "Indemnified Party") shall promptly notify the other Person(s) from whom such indemnification is sought (the "Indemnifying Party") of the Indemnified Party's assertion of such claim for indemnification, but failure to give such notice within any particular time period shall not adversely affect the Indemnified Party's rights to indemnification except to the extent that the Indemnifying Party can show that the failure to give such notice on a timely basis materially and adversely affected the Indemnifying Party's ability to defend the claim or materially impeded the Indemnifying Party's ability to mitigate the claim.  Each such notice shall specify in reasonable detail, to the extent known at the time of the notification, the nature of the Damages that may result from such claim and the basis for the claim.
6.4            Third Party Claims.
(a)            Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim to which the indemnification set forth in this Article 6 relates (which shall also constitute the notice required by Section 6.3), but failure to give such notice within any particular time period shall not adversely affect the Indemnified Party's rights to indemnification except to the extent that the Indemnifying Party can show that the failure to give such notice on a timely basis materially and adversely affected the Indemnifying Party's ability to defend the claim or materially impeded the Indemnifying Party's ability to mitigate the claim.  Each such notice shall specify in reasonable detail, to the extent known at the time of the notification, the nature of the Damages that may result from such claim and the basis for the claim.
(b)            Except as set forth below in this Section 6.4(b), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days after the receipt of any such notice, to undertake the defense of such third-party claim.  The failure of the Indemnifying Party to give such notice and to undertake the defense of such a claim shall constitute a waiver of the Indemnifying Party's rights to defend such third-party claim under this Section 6.4(b).Notwithstanding the foregoing, under no circumstances shall an Indemnifying Party be entitled to undertake the defense of a third-party claim if (i) such claim could result in criminal proceedings or liability for any the Purchaser Indemnitee, (ii) such claim involves requests for injunctive or other equitable relief in respect of a Purchaser Indemnitee or its business or (iii) such claim could result in Damages that, taken with Damages with respect to other existing claims of the Purchaser Indemnitees under this Article 6, would not be fully indemnified hereunder or could exceed the Indemnification Cap Amount, or (iv) such claim is related to Taxes.  In any such event, the Indemnifying Party shall have the right to participate in such defense at its sole cost and expense.
(c)            The Indemnified Party shall not settle any claim without the Indemnifying Party's consent, which will not be unreasonably withheld, conditioned or delayed.  The Indemnified Party shall, subject to obligations of confidentiality or other restrictions under Contract or Law, make available to the Indemnifying Party or its representatives all records and other materials reasonably required by them and in the possession or under the control of the Indemnified Party for the use of the Indemnifying Party and its representatives in defending any such claim, and shall in other respects give reasonable cooperation in such defense.
(d)            The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold, condition or delay) before entering into any settlement or compromise of such claim or proceeding or ceasing to defend such claim or proceeding.  Notwithstanding the foregoing, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle or compromise any third-party claim, or consent to the entry of judgment with respect to a third-party claim, provided such settlement, compromise, or judgment involves solely the payment of monetary damages by the Indemnifying Party and includes, as an unconditional term thereof, a full and complete release of the Indemnified Party by the claimant or the plaintiff of all Liability with respect to such claim.
(e)            The election by the Indemnifying Party, pursuant to Section 6.4(b), to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing, provided that such defense shall be controlled by the Indemnifying Party.
6.5            Limitations and Requirements.
(a)            In the absence of fraud or intentional misrepresentation, Seller Parties shall have no obligation to indemnify the Purchaser Indemnitees against Damages pursuant to Section 6.1(a) unless and until the aggregate of all such Damages exceeds the Indemnification Basket Amount, in which event the Purchaser Indemnities shall be entitled to indemnification for Damages in excess of the Indemnification Basket Amount; provided, however, that the above limitation with respect to the Indemnification Basket Amount shall not be applicable to any claim for Damages based upon a breach of any representation or warranty made in or pursuant to Sections 3.1, 3.2, 3.3, 3.7(a), (d), (e) and (f), 3.11, 3.20, 3.23, 3.26 or 3.29.
(b)          In the absence of fraud or intentional misrepresentation, Seller Parties shall not be obligated to indemnify the Purchaser Indemnitees against Damages pursuant to Section 6.1(a) in an aggregate amount that exceeds the Indemnification Cap Amount, provided, however, that the foregoing limitation with respect to the Indemnification Cap shall not be applicable to any claim for Damages based upon a breach of any representation or warranty made in or pursuant to Sections 3.1, 3.2, 3.3, 3.7(a), (d), (e) and (f), 3.11, 3.20, 3.23. 3.26 or 3.29.

(c)            The representations, warranties and covenants and obligations of the Parties under this Agreement are intended to benefit the Parties and shall survive the Closing until the end of the Indemnification Period; provided, however, that:
(i)            any claims for indemnification made during the Indemnification Period or the periods set forth below in Section 6.5(c)(ii), (iii), and (iv), as applicable, shall survive the Closing until final resolution thereof;
(ii)            any claims for indemnification relating to the matters set forth in Sections 3.11, 3.20, 3.23, 3.26 or 3.29 or 4.4 or for fraud or intentional misrepresentation shall survive the Closing for a period ending sixty (60) days following the expiration of the applicable statute of limitations;
(iii)            any claims for indemnification relating to the matters set forth in Sections 3.1, 3.2, 3.3, 3.7(a), (d), (e) and (f), 4.1, 4.2, 4.3 and 4.6 shall survive the Closing indefinitely; and
(iv)            any claims for indemnification for breaches of any covenants and agreements of the Parties contained in this Agreement, including the indemnification covenants of the Parties under this Article 6, shall survive the Closing indefinitely, it being understood and agreed that the covenants and agreements of the Parties shall survive the Closing indefinitely.
(d)            In no event shall an Indemnifying Party be responsible for any Damages that are indirect, special, incidental, consequential or punitive other than with respect to any such Damages that result from fraud or intentional misrepresentation, or that are asserted by a third party in connection with any third party claim. No Damages shall be determined or increased based on any multiple of any financial measure (including earnings, sales or other benchmarks) that might have been used by the Purchaser in the valuation of the Business.  Any Damages hereunder shall be determined without duplication of the amount of recovery by reason of the facts giving rise to such indemnification claim based upon a breach of more than one representation, warranty or covenant under this Agreement.
6.6            Mitigations of Damages. Each Indemnified Party shall take all reasonable steps to mitigate its Damages upon and after becoming aware of any event that could reasonably be expected to give rise to any claim for indemnification under this Article 6. The costs or expenses of any such mitigation shall constitute additional Damages subject to indemnification.
6.7            Tax, Insurance and other Third Party Recoveries. In calculating any Damages for purposes of this Section 6, the amount of such Damages shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Damages (net of actual, out of pocket costs of recovery and increased premiums), (ii) any actual recovery by the Indemnified Party from any other Person with respect to such Damages (net of any costs of recovery), and (iii) any Tax benefit actually received by the Indemnified Party with respect to such Damages; provided that no Tax benefit shall be treated for purposes of this sentence as having been received unless, until and then only to the extent that such Indemnified Party shall have had Taxes which it would otherwise be required to pay (or have paid on its behalf) reduced or eliminated, or received a greater refund than it would otherwise have received, in each case, as a result of such Tax benefit (after taking into account all other deductions and credits).  Neither submission to insurance of any insurable claim otherwise giving rise to indemnification under this Article 6 nor the taking of actions with respect to third party recoveries from third parties shall be a condition precedent to any Indemnified Party's recovery for indemnification under this Article 6, and no Indemnified Party shall be obligated to submit any such claims to its insurance carrier or pursue any third party recoveries, nor shall any Indemnified Party be obligated to continue to pursue insurance recovery or third party recovery if initially pursued. In the event an actual insurance recovery, third party recovery or Tax benefit relating to an indemnification payment is received after the Indemnified Party has received an indemnification payment hereunder that did not take into account such insurance recovery, third party recovery or Tax benefit, the Indemnified Party shall promptly pay the Indemnifying Party an amount equal to the lesser of such insurance recovery, third party recovery or Tax benefit and the amount of the related indemnification payment.  The Parties acknowledge the intent of this Section 6.7 is to avoid any actual double recovery of Damages by any Indemnified Party in the event of any actual recovery of insurance proceeds, third party recoveries or realization of Tax benefits.
6.8            Right of Set-Off.  The Purchaser, on behalf of itself and any other Purchaser Indemnitee, may set-off any amounts owed pursuant to a Final Determination (as defined below) to any of them by either Seller Party pursuant to this Article 6 against any amounts or consideration owed by Purchaser to either Seller Party under any Transaction Document (including the Closing Working Capital (if amounts are due Purchaser), the Convertible Note or the Warrant).  Pending a Final Determination with respect to an indemnification claim under this Article 6, Purchaser shall be entitled to withhold payment of any such amounts or consideration, and any such withholding shall not constitute a breach or default under the underlying obligation subject to such withholding.  "Final Determination" means with respect to any indemnification claim under this Article 6 (i) the mutual written agreement of the Parties resolving such indemnification claim or (ii) a final, binding and non-appealable Order resolving such indemnification claim.
6.9            Effect of Due Diligence Investigation.
(a)            The representations, warranties, covenants and obligations of an Indemnifying Party, and an Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation or due diligence conducted by or on behalf of the Indemnified Party (including by any of its representatives) prior to the Closing, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition based on the inaccuracy of any representation or warranty, or on the non-performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants or obligations. Notwithstanding the foregoing provisions of this Section 6.9, an Indemnified Party shall not be entitled to obtain indemnification under this Article 6 with respect a particular indemnification claim to the extent the Indemnified Party had actual knowledge prior to Closing (i) of the particular facts or circumstances that gave rise to the claim for indemnification and (ii) that such particular facts or circumstances would constitute the basis for a claim for indemnification under this Article 6.

(b)            Purchaser acknowledges and agrees that (i) none of the Seller, the Company or their Affiliates has made any representations or warranties regarding the Seller, the Seller Parent, the Company, the Business, the Contributed Assets, the Assumed Contracts, the Assumed Liabilities and Obligations, the Membership Interests, the assets or operations of the Business or otherwise in connection with the Transactions, other than the representations and warranties expressly made by Seller in Article 3 of this Agreement and (ii) the Purchaser shall have no claim or right to indemnification pursuant to this Article 6 or otherwise, and neither Seller nor any other Person shall have or be subject to any liability to the Purchaser or any other Person, with respect to any information, documents or materials furnished or made available by or on behalf of Seller to the Purchaser in certain "data rooms," management presentations or any other form in contemplation of the transactions contemplated by this Agreement unless covered by the representations and warranties expressly made by Seller in Article 3.  Without limiting the generality of the foregoing, the Purchaser acknowledges and agrees that no projection, forecast or prediction provided by Seller, is or shall be deemed to be a representation or warranty by the Seller (or any other Person) to the Purchaser, under this Agreement or otherwise.  Purchaser further acknowledges and agrees that materials it and its representatives have received from the Seller and its representatives include projections, forecasts and predictions relating to the Business; that there are uncertainties inherent in attempting to make such projections, forecasts and predictions; that the Purchaser is familiar with such uncertainties and is taking full responsibility for making its own evaluations of the adequacy and accuracy of all projections, forecasts and predictions so furnished; that the Purchaser shall not have any claims against the Seller or its Affiliates with respect to such projections, forecasts and predictions. Purchaser acknowledges that no Person (other than Seller to the extent set forth in this Agreement or any Transaction Documents) has been authorized by the Seller to make any representation or warranty regarding (and on behalf of) the Seller, the Seller Parent, the Company, the Business, the Contributed Assets, the Assumed Contracts, the Assumed Liabilities and Obligations, the Membership Interests, the assets or operations of the Company, or the Transactions and, if made, such representation or warranty may not be relied upon as having been authorized by the Seller unless also made by Seller in this Agreement.  The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon and on the representations and warranties set forth in Article 3, has formed an independent judgment concerning the Seller, the Company, the Membership Interests, and the Business, and (ii) has conducted such investigations of the Seller, the Company, the Business, the Contributed Assets, the Assumed Contracts, the Assumed Liabilities and Obligations, the Membership Interests, and the assets or operations of the Seller and the Company, as the Purchaser deems necessary to satisfy itself as to the operations and conditions thereof, and will rely solely on such investigations and inquiries, and the express representations and warranties of the Seller set forth in Article 3.  The Purchaser further acknowledges and agrees that it understands that substantially all of the Assumed Contracts contain termination without cause provisions that allow the other party to any such Assumed Contract to terminate such Assumed Contract upon advanced notice (generally 30 to 90 days' notice). The Purchaser further acknowledges and agrees that it will not at any time assert any claim against the Seller or its Affiliates, including Seller Parent, or attempt to hold any of such Persons liable, for any inaccuracies, misstatements or omissions with respect to the information furnished by such Persons concerning the Seller, the Company, the Business, the Contributed Assets, the Assumed Contracts, the Assumed Liabilities and Obligations, the

Membership Interests, and the assets or operations of the Seller and the Company, other than (x) any inaccuracies or misstatements in the representations and warranties expressly set forth in Article 3 hereof (subject to the limitations and expiration set forth in Section 6.5) or (y) in connection with a claim for fraud or intentional misrepresentation.
6.10          Remedies Exclusive.  Except with respect to the matters covered in the next succeeding sentence of this Section 6.10, the indemnification rights of the Parties under this Article 6 shall be the sole and exclusive remedies of the Parties for any Damages (including any Damages from claims for breach of contract or warranty, tortious conduct (including negligence) or otherwise) and whether predicated on common law, statute, strict liability, or otherwise (except in the case of fraud or intentional misrepresentation) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by another Party or any failure by the another Party to perform or comply with any covenant or agreement in this Agreement that, by its terms, was to have been performed or complied with by such other Party. Notwithstanding the foregoing, (a) the Parties shall have the right to seek specific performance in accordance with Section 7.6(c) and (b) in no event shall the limitations set forth in this Section 6.10 apply to Damages that result from fraud or intentional misrepresentation.
6.11            Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Consideration for Tax purposes, unless otherwise required by Law.
ARTICLE 7
 MISCELLANEOUS
7.1            Entire Agreement.  This Agreement, together with the schedules and exhibits hereto, and the other Transaction Documents, constitute the sole understanding of the Parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth herein or in the other Transaction Documents.
7.2            Parties In Interest.  No Party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other Parties.  Notwithstanding the foregoing, any Party may assign this Agreement in its entirety, upon prior written notice to the other Parties, to (i) any entity controlling, controlled by, or under common control with, the assigning Party, (ii) a purchaser of all or substantially all of the assigning Party's assets, or (iii) to any person or entity that succeeds the Party by operation of law; provided that, in each such case (1)  the assignee has the financial and other resources necessary to perform all obligations under this Agreement; (2) the assignee agrees in writing to be bound by this Agreement; and (3) the assigning Party provides the other Parties with written notice of such assignment prior to such assignment being made. This Agreement will be binding on and inure to the benefit of each Party and to each Party's respective permitted successors and assigns. This Agreement is intended for the sole benefit of, and is only enforceable by, the Parties and their respective successors and permitted assigns, and no right, benefit or remedy of any nature whatsoever is intended to be conferred upon any other Person by reason of this Agreement.

7.3            Modification and Waiver.  No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits of such waived terms or provisions of this Agreement and the same shall not be deemed to or constitute a waiver of any other provision hereof (whether or not similar).  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
7.4            Notices.  Any notice, request or other communication to be given hereunder by any Party hereto to any other Party shall be in writing and shall be given by delivery in person, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid, if to the Purchaser, to:
Autobytel Inc.
18872 MacArthur Blvd., Suite 200
Irvine, CA 92612-1400
Attention:    Glenn E. Fuller
Executive Vice President, Chief Legal and
Administrative Officer and Secretary
Fax: (949) 862-1323

with a copy to (which shall not constitute notice):
Drinker Biddle & Reath LLP
105 College Road East
P.O. Box 627
Princeton, NJ 08542-0627
Attention:  James Biehl, Esq.
Fax:  (609) 799-7000
if to either Seller Party, to:
AutoNationDirect.com, Inc.
c/o AutoNation, Inc.
200 SW 1st Avenue
Suite 1400
Fort Lauderdale, FL  33301
Attention:              Jonathan P. Ferrando
Coleman Edmunds
Fax:  (954) 769-6527

with a copy to (which shall not constitute notice):
Akerman LLP
One Southeast Third Avenue
25th Floor
Miami, FL 33131
Attention: Jonathan L. Awner, Esq.
Fax:  (305) 374-5095

or at such other address for a Party as shall be specified by like notice.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received on a Business Day in the place of receipt before 5:00 p.m. in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

7.5            Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
7.6            Dispute Resolution, Forum.
(a)            The Parties consent to and agree that any dispute or claim arising out of, or in any way related to, this Agreement shall be submitted to binding arbitration in the Arbitration Venue, and conducted in accordance with the Arbitration Organization's rules of practice then in effect or such other procedures as the Parties may agree in writing, and the Parties expressly waive any right they may otherwise have to cause any such action or proceeding to be brought or tried elsewhere. The Parties further agree that (i) any request for arbitration shall be made in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen; provided however, that in no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based on such claim, dispute, or other matter would be barred by the applicable statue(s) of limitations; (ii) the appointed arbitrator must be a former or retired judge or attorney at law with at least ten (10) years' experience in commercial matters; (iii) costs and fees of the arbitrator shall be borne by the Parties equally, unless the arbitrator or arbitrators determine otherwise; (iv) depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings; and (v) the award or decision of the arbitrator, which may include equitable relief, shall be final, and judgment may be entered on such award in accordance with applicable law in any court having jurisdiction over the matter. The arbitrator shall be required to follow applicable law in rendering the arbitrator's decision.
(b)            TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO

TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(c)            The Parties acknowledge and agree that money damages may not be a sufficient remedy for a breach of certain provisions of this Agreement, including but not limited to Sections 5.3 and 5.4, and accordingly, a non-breaching Party may be entitled to specific performance and injunctive relief as remedies for such violation. Accordingly, the Parties agree that a non-breaching party may seek relief in a court of competent jurisdiction for the purposes of seeking equitable relief (including specific performance) hereunder, notwithstanding Section 7.6(a)(v) above, and that such remedies shall not be deemed to be exclusive remedies for a violation of the terms of this Agreement but shall be in addition to all other remedies available to the non-breaching party at law or in equity.
(d)            In any action, or other proceeding by which a Party either seeks to enforce its rights under this Agreement, or seeks a declaration of any rights or obligations under this Agreement, whether an arbitration under Section 7.6(a) or an equitable action in a court of competent jurisdiction under Section 7.6(c), the prevailing party will be entitled to reasonable attorneys' fees, and subject to Section 7.6(a) above, reasonable costs and expenses incurred to resolve such dispute and to enforce any final judgment.
7.7            Counterparts; Facsimile or PDF Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original hereof and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or PDF signature by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

[The remainder of this page intentionally left blank; signature page and exhibits follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the date first above written.
Autobytel Inc.
By:	/s/ Glenn E. Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary

AutoNation, Inc., a Delaware corporation
By:	/s/ C. Coleman Edmunds
C. Coleman Edmunds, Senior Vice President, Deputy General Counsel & Assistant Secretary

AutoNationDirect.com, Inc., a Delaware corporation
By:	/s/ C. Coleman Edmunds
C. Coleman Edmunds, Assistant Secretary

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

Exhibit A

Contributed Assets

The Contributed Assets consist of all of the assets, rights, privileges, interests and properties, of every type and description, owned, leased, used, or held for use by Seller solely with respect to the Business, except for the Excluded Assets, and consist of the following:

•	All current assets of Seller solely relating to the Business, including all Business Accounts Receivable ($2,933,782 as reflected in the Preliminary Closing Working Capital Schedule and subject to adjustment as provided in the Agreement).
•	All Business Tangible Personal Property.
•	All Business Intellectual Property, and the Co-Owned Software listed on Exhibit A-1.
•	All Assumed Contracts.
•	All Business Trademarks.
•	All Business Relationships.
•	All Business Records.
•	All Business Governmental Authorizations, to the extent transferable.
•	All prepaid expenses and deposits paid by Seller or Seller Parent (with respect to the Business), including all advances made by Seller or Seller Parent to any Person, and all other prepaid items, credits, and discounts for or toward the purchase of goods or services (totaling $43,699 as listed on the Preliminary Closing Working Capital Schedule and subject to adjustment as provided in the Agreement).
•	All telephone and fax numbers related to the Business.
•	All goodwill and going concern value of and related to the Business.
•	The following lock box and related account: Bank of America, N.A., Account Number * , Lockbox 406909.
•	All rights to the following post office box:
P.O. Box # 14306
Alridge Station 245
400 NW 7th Avenue
Ft. Lauderdale, FL  33311
•	All rights, claims, credits, causes of action, rights to indemnification and contribution or rights of set-off (with respect to the Business) of Seller, Seller Parent or any of their respective Affiliates against third parties, whether choate or inchoate, known or unknown, contingent or non-contingent.
•	All express or implied warranties of manufacturers, sellers, or lessors of any Contributed Assets.
*	Portions of this Exhibit have been omitted in accordance with Item 601(b)(2) of Regulation S-K. Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.
i

Exhibit A-1
Co-Owned Software
WEB BASED ONLINE APPLICATIONS

Autousadealers.com (main administrative portal).  This is used both internally by the Seller and the AutoUSA team and externally by lead partners and dealer customers.  Based on user security rights, access to the below applications are provided.

  *

*	Portions of this Exhibit have been omitted in accordance with Item 601(b)(2) of Regulation S-K. Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit B
Assumed Contracts, Liabilities and Obligations
I.            Assumed Contracts
1.	All of those customer Contracts and vendor Contracts listed on Schedule 3.17(a).
2.	All of those Contracts related to noncompetition, confidentiality and nondisclosure, nonsolicitation, Intellectual Property assignments or similar restrictive covenants in favor of Seller Party, Seller Parent or any of their respective Affiliates or Predecessors with respect to the Business, including all of the foregoing to which any current Business Employee is a party (if not retained by Seller after the Transition Period) or to which any former Business Employee whose employment with Seller terminated after January 1, 2012 (but as to such former Business Employees, only as to Intellectual Property assignments).

II.            Assumed Liabilities and Obligations
1.	All Liabilities or obligations arising under or related to any Assumed Contract after the Closing Effective Time.

2.	All Severance obligations listed on Exhibit H.

3.	All Liabilities or obligations related to the operation of the Business or ownership of the Contributed Assets after the Closing Effective Time.

4.	All accounts payable and accrued Liabilities relating to the Business ($2,269,859.00 as reflected in the Preliminary Closing Working Capital Schedule and subject to adjustment as provided in the Agreement).

Exhibit C

Closing Schedule

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit D
Disclosure Schedule

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

v

Exhibit E
Preliminary Closing Working Capital Schedule

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit F
Excluded Assets

All assets of the Seller which are not Contributed Assets, and all assets of Seller Parent.
With respect to the Business, the following assets are Excluded Assets and not Contributed Assets:
•	All telephone and fax numbers starting with the numbers 954-769-XXXX and 954-588-XXXX.
•	All cash and cash equivalents, except for cash in Bank of America, N.A., Account Number * , Lockbox 406909, on the Closing Effective Date.
•	All bank accounts, checking accounts, trust accounts, suspense accounts or similar accounts, and safe deposit boxes of Seller or Seller Parent, except for Bank of America, N.A., Account Number * , Lockbox 406909.
•	All leasehold improvements.
•	"ZTrack" Contract and eFax contract, and all telephone numbers associated with such contracts.
•	Telephone switches, equipment and handsets, including cellular telephones and devices.
•	Copier C5255.
•	IT Networking Equipment.
•	Microsoft Licenses.
•	Any intercompany receivables or payables or balances between Seller and Seller Parent or any Seller Parent Subsidiary.
•	Contracts for Facilities Services related to the office space used by the Business.
•
Furniture and fixtures in the training room, and the television in the conference room, in the "AutoUSA/Dealership shared space" shown on Schedule A-1 to the Transition Services and Arrangements Agreement.

*	Portions of this Exhibit have been omitted in accordance with Item 601(b)(2) of Regulation S-K. Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit G
Excluded Liabilities and Obligations Schedule
The Excluded Liabilities and Obligations include, without limitation, the following Liabilities and Obligations of Seller, Seller Parent or any of their respective Affiliates or Predecessors:

•	Any and all breaches, if any, of any Assumed Contract by Seller, Seller Parent or any of their respective Affiliates or Predecessors arising from or related to the operation of the Business prior to the Closing Effective Time.
•	All Liabilities or obligations arising under or related to any Assumed Contract prior to the Closing Effective Time.
•	All Liabilities and obligations of Seller, Seller Parent or any of their respective Affiliates or Predecessors with respect to the employment of any Business Employee prior to the Closing Effective Time, including any Liabilities or other obligations described in Section 5.1 of the Agreement or arising under or related to any Employee Benefit and Compensation Plans and Arrangements (including any Liabilities or obligations under ERISA).
•	All Liabilities or obligations for any Taxes related to arising as a result of the operation of the Business or ownership of the contributed Assets prior to the Closing Effective Time.
•	All Liabilities or obligations for any violations of or noncompliance with any Laws related to arising or as a result of the operation of the Business or ownership of the contributed Assets prior to the Closing Effective Time.
•	All Liabilities with respect to the Action set forth in Section 3.9 of the Disclosure Schedule.

Exhibit H
Business Employees Severance Arrangements Schedule
Purchaser will pay for or reimburse to Purchaser or Business Employee, as applicable, the following severance, COBRA reimbursements and outplacement services with respect to certain Business Employees at closing or upon expiration of the applicable transitional employment period. Purchaser's total obligation for severance, COBRA reimbursement and outplacement services shall not to exceed $500,000.00 in the aggregate:
*

*
Portions of this Exhibit have been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit I

Form of Convertible Note*

*  Omitted.  Filed under separate Exhibit 10.1 to this Current Report on Form 8-K.

x

Exhibit J
Form of Warrant*

*  Omitted.  Filed under separate Exhibit 10.2 to this Current Report on Form 8-K.

Exhibit K
Form of Shareholder Agreement*

*  Omitted.  Filed under separate Exhibit 10.3 to this Current Report on Form 8-K.